Exhibit 2.1

EXECUTION COPY

UNIT PURCHASE AGREEMENT

among

AMERICAN & EFIRD U.S. HOLDINGS, INC.,

AMERICAN & EFIRD COÖPERATIEVE U.A.,

RUDDICK OPERATING COMPANY

and

RUDDICK CORPORATION

Dated as of October 27, 2011

i

	3.22.	Undisclosed Liabilities	41

	3.23.	Inventory	41

	3.24.	Accounts Receivable	41

	3.25.	Sufficiency of Assets	42

	3.26.	Foreign Corrupt Practices Act and Anti-corruption Provisions	42

	3.27.	U.S. Sanctions Provisions	42

	3.28.	No Additional Representation or Warranties	43

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYERS		43

	4.1.	Organization	43

	4.2.	Power and Authorization	43

	4.3.	Authorization of Governmental Authorities	43

	4.4.	Noncontravention	43

	4.5.	No Brokers	44

	4.6.	Litigation; Government Orders	44

	4.7.	Investment Intent	44

	4.8.	Availability of Funds	44

	4.9.	Hart-Scott-Rodino	45

	4.10.	No Additional Representation or Warranties	45

5.	COVENANTS		45

	5.1.	Operation of Business	45

	5.2.	Notices and Consents	49

	5.3.	Buyers’ Access to Premises; Information	49

	5.4.	Expenses	50

	5.5.	Publicity	51

	5.6.	Further Assurances	51

	5.7.	Employee Benefit Matters	51

	5.8.	Tax Matters	57

	5.9.	Financing	63

	5.10.	Discontinued Facilities	63

	5.11.	Intercompany Agreements	63

	5.12.	Exclusivity	63

	5.13.	Cooperation	64

	5.14.	Notice of Development	64

	5.15.	Title Insurance	64

	5.16.	Assignment	64

	5.17.	Transaction Structure	64

	5.18.	Insurance Matters	65

	5.19.	General	65

	5.20.	Access to Information; Continuing Disclosure	66

	5.21.	A&E Opco LLC	66

	5.22.	Release of Parent Guaranty	66

6.	CONDITIONS TO BUYERS’ OBLIGATIONS AT THE CLOSING		66

	6.1.	Representations and Warranties	66

	6.2.	Performance	66

	6.3.	Qualifications	67

	6.4.	Absence of Litigation	67

	6.5.	Consents, etc.	67

	6.6.	Proceedings and Documents	67

	6.7.	FIRPTA Certificate	67

	6.8.	Restrictive Covenants Agreement	67

	6.9.	Employment Agreements	67

	6.10.	Resignations	67

	6.11.	Assignment	67

	6.12.	No Material Adverse Effect	67

7.	CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES AT THE CLOSING		68

	7.1.	Representations and Warranties	68

	7.2.	Performance	68

	7.3.	Qualifications	68

	7.4.	Absence of Litigation	68

8.	TERMINATION		68

	8.1.	Termination of Agreement	68

	8.2.	Effect of Termination	69

9.	INDEMNIFICATION		69

	9.1.	Indemnification by the Seller Parties	69

	9.2.	Indemnity by the Buyers	70

	9.3.	Time for Claims	71

	9.4.	Third Party Claims	71

	9.5.	Calculation of Losses	73

	9.6.	Tax Treatment of Indemnity Payments	75

	9.7.	Tax Benefit	75

	9.8.	Exclusivity	75

	9.9.	Specified Lease	75

10.	MISCELLANEOUS		76

	10.1.	Notices	76

	10.2.	Succession and Assignment; No Third-Party Beneficiary	77

	10.3.	Amendments and Waivers	77

	10.4.	Entire Agreement	77

	10.5.	Schedules; Listed Documents, etc.	77

	10.6.	Counterparts	78

	10.7.	Severability	78

	10.8.	Headings	78

	10.9.	Governing Law	78

	10.10.	Jurisdiction; Venue; Service of Process	78

	10.11.	Specific Performance	79

	10.12.	Waiver of Jury Trial	79

	10.13.	Conversion of Seller	79

Exhibits & Schedules

Exhibits:

Exhibit A	Acquired Companies
Exhibit B	Unconsolidated Entities

Schedules:

Schedule C	Pension Principles
Schedule D	Accounting Principles
Schedule E	Specified Other Long-Term Liabilities
Schedule F	Discontinued Facilities
Schedule G	Listed Continuing Employees
Schedule H	Intercompany Agreements
Schedule I	Resignations

Schedule J	Material Third-Party Consents
Schedule K	Dormant Entities
Schedule L	Retained Insurance Policies
Schedule M	Specified Lease
Schedule N	Example Purchase Price Calculation
Schedule O	Parent Guaranty

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), dated as of October 27, 2011, by and among RUDDICK OPERATING COMPANY, a Delaware corporation (“Seller”), RUDDICK CORPORATION, a North Carolina corporation and holder of the outstanding capital stock of Seller (“Parent”), American & Efird Coöperatieve U.A., a cooperatief incorporated under the laws of The Netherlands (the “Non-US Buyer”) and American & Efird U.S. Holdings, Inc., a Delaware corporation (the “US Buyer” and together with the Non-US Buyer, the “Buyers”). Seller, Parent, the US Buyer and the Non-US Buyer are each individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Seller and Parent are each individually referred to herein as a “Seller Party” and collectively referred to herein as the “Seller Parties.”

RECITALS

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “Shares”) of American & Efird, Inc., a North Carolina corporation (the “Company”);

WHEREAS, in connection with the Contemplated Transactions (as hereinafter defined), and as a condition to the Closing, the Seller Parties shall take, and shall cause the Company (and any other Acquired Company) to take, any and all actions to effect the pre-Closing corporate restructuring described on Schedule 5.1(c) (the “Restructuring”);

WHEREAS, in connection with the Restructuring, (i) the Company shall form a new wholly owned Delaware limited liability company (“A&E Opco LLC”) and shall contribute all of the United States assets (and liabilities) of the Company and all of the issued and outstanding capital stock of American & Efird Enterprises, Inc. to A&E Opco LLC in exchange for limited liability company interests of A&E Opco LLC (the “A&E Opco Units”) and (ii) Seller shall take, and shall cause the Company to take, any and all actions to convert the Company from a North Carolina corporation to a North Carolina limited liability company, such that following such conversion the Shares shall be converted into the same number of issued and outstanding limited liability company interests of the Company (the “Company Units”);

WHEREAS, the US Buyer desires to purchase from the Company, and the Company desires to sell to the US Buyer, the A&E Opco Units upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Non-US Buyer desires to purchase from Seller, and Seller desires to sell to the Non-US Buyer, the Company Units upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a material inducement to the Buyers to enter into this Agreement, prior to the execution and delivery of this Agreement, each of the individuals listed on Schedule G, (collectively, the “Listed Continuing Employees”) has executed an employment agreement (collectively, the “Employment Agreements”), which, in each case, will be effective as of the Closing (as hereinafter defined); and

WHEREAS, as a material inducement to the Buyers to enter into this Agreement, prior to the execution and delivery of this Agreement, the Buyers and Parent have executed a restrictive covenants agreement (the “Restrictive Covenants Agreement”), portions of which were effective upon the execution and delivery of such Restrictive Covenants Agreement and certain other portions of which will be effective as of the Closing.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“A&E Opco LLC” is defined in the Recitals.

“A&E Opco Units” is defined in the Recitals.

“Accounting Principles” is defined in Section 2.5.3(a).

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, dispute, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Actual Foreign Income Tax Liability” is defined in Section 5.8.2(e).

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries, all of which are listed on Exhibit A.

“ADSP” is defined in Section 5.8.13(b).

“ADSP Allocation” is defined in Section 5.8.13(b).

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least twenty (20%) percent of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least twenty (20%) percent of any class of Equity Interests at such time.

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a) of the Code.

“Aggregate Purchase Price” is defined in Section 2.3.3.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Restrictive Covenants Agreement.

“Annual Financials” is defined in Section 3.6.1(a).

“Assets” is defined in Section 3.8.

“Available For Review” means, with respect to any information, that such information was posted in legible form (for the avoidance of doubt, the Parties agree that documents written in a language other than English, shall not be considered to be ineligible solely because such documents are not written in English) and made available to the Buyers and their legal advisors at Paul, Weiss, Rifkind, Wharton & Garrison LLP at least two (2) Business Days prior to the date hereof on Seller’s Project Village (data room) data site maintained (or supported) by Intralinks, Inc. and accessible via the Internet at the following Uniform Resource Locator (URL) https://services.intralinks.com (the “Data Site”).

“Business” means the business of selling, distributing, producing, designing, engineering or manufacturing industrial sewing thread, embroidery thread and technical textiles and other products that are (i) currently manufactured or sold or (ii) currently under development by any of the Acquired Companies and the Unconsolidated Entities and any and all other businesses conducted by the Acquired Companies and the Unconsolidated Entities, as of the date hereof.

“Business Day” means any weekday other than a weekday on which banks in New York, NY, Charlotte, NC, or Amsterdam, The Netherlands are authorized or required by Legal Requirement to be closed.

“Buyers” is defined in the Preamble.

“Buyer DC Plan” is defined in Section 5.7.4.

“Buyer Equity Plan” means any stock bonus, profits interest, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan of the US Buyer or any of its Affiliates.

“Buyer Indemnified Person” is defined in Section 9.1.1.

“Buyer Life Insurance Plans” is defined in Section 5.7.6.

“Buyer Pension Plan” is defined in Section 5.7.5.

“Cap Ex Budget” is defined in Section 5.1(n).

“Cash” means (i) all cash and cash equivalents (including marketable securities and short-term investments but excluding Restricted Cash) calculated in accordance with GAAP, consistently applied, less (ii) the amount of outstanding checks written on the accounts of the Company (or any of its Subsidiaries, as applicable) that have not yet cleared and for which the cash balance has not been reduced, even if such checks are not required to be presented as such under GAAP. Cash may be a negative number.

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” is defined in Section 2.5.3(a).

“Closing Date” means the date on which the Closing actually occurs.

“Closing Statement” is defined in Section 2.5.3(a).

“Closing Statement Dispute Notice” is defined in Section 2.5.4(a).

“COBRA” is defined in Section 3.13.13.

“Code” means the U.S. Internal Revenue Code of 1986, including any successor provisions and transition rules, whether or not codified.

“Commitment Letter” is defined in Section 4.8(a).

“Company” is defined in the Recitals.

“Company Continuing Employees” means Continuing Employees of the Company that are located in the United States.

“Company Employee” means an individual who is or was employed by the Company, whether salaried, on commission or hourly.

“Company Financials” is defined in Section 3.6.1(b).

“Company Owned Intellectual Property” is defined in Section 3.10(a).

“Company Plan” is defined in Section 3.13.2.

“Company Units” is defined in the Recitals.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests) paid or provided, directly or indirectly, by an Acquired Company to such Person or Affiliates of such Person.

“Confidential Information” has the meaning set forth in the NDA.

“Confidentiality Undertakings” is defined in Section 5.16.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the A&E Opco Units, (b) the sale and purchase of the Company Units and (c) the execution, delivery and performance of this Agreement and the Ancillary Agreements.

“Continuing Employees” is defined in Section 5.7.1.

“Continuation Period” is defined in Section 5.7.1.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, guaranty, surety, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Data Site” is defined in the definition of Available for Review.

“Debt” means, with respect to any Person, and without duplication, all outstanding obligations (including all obligations in respect of principal, unpaid interest, penalties, fees, and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price or other earn-out obligation of any property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to collar agreements, interest rate protection, foreign exchange or other swap, hedge or other derivative instruments or agreements, including any obligation or termination fee (including any prepayment penalties or premiums) associated with exiting or terminating the Acquired Companies’ current interest rate, foreign exchange or other swap, hedge or other financial derivative instruments or agreements, interest rate and currency obligations, swaps, hedges or similar arrangements; provided, that any gains under any existing interest rate, foreign exchange or other swap, hedge, or other financial derivative instruments or agreements entered into by any of the Acquired Companies shall reduce Debt and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Disability” means, with respect to a Listed Continuing Employee, such Listed Continuing Employee’s inability (as of the Closing Date) to perform the essential functions and duties of such Listed Continued Employee’s position with the applicable Acquired Company, with or without reasonable accommodation, as a result of any physical or mental impairment, as determined by the Company in consultation (on a no-names basis) with the Buyers upon certification thereof by a qualified physician selected by the Company.

“Disclosure Schedules” means those Schedules described in Sections 3 and 5 delivered to the Buyers by the Company and/or the Seller Parties and those Schedules described in Section 4 delivered to the Seller Parties by the Buyers.

“Discontinued Facilities” is defined in Section 5.10.

“Dispute Notice” is defined in Section 2.5.4(b).

“Dollars” and “$” means dollars in lawful currency of the United States; provided, however, that in converting any foreign currency into United States dollars, the Parties agree to use the spot exchange rate set forth on OANDA.COM between such foreign currency and the United States dollar at the time(s) of and on the applicable determination date(s).

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“Dormant Entities” means those entities set forth on Schedule K.

“Effective Time” means 11:59 p.m. (Eastern Standard Time) on the day immediately prior to the Closing Date.

“Employee” means an individual who is or was employed by any of the Acquired Companies, whether salaried, on commission or hourly.

“Employee Plan” is defined in Section 3.13.1.

“Employment Agreements” is defined in the Recitals.

“Encumbrance” means any charge, claim, equitable interest, deed of trust, lease, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement, title retention agreement and any other restriction, limitation, defect in title, encumbrance or covenant of any kind.

“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of the environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar ownership or voting interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such ownership interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” under “common control” or in “an affiliated service group” with Seller, Parent, or any of the Acquired Companies within the meaning of Section 414(b), (c) or (m) of the Code.

“ERISA Affiliate Liability” means any actual or contingent obligation, liability or expense of any of Seller, Parent or any of the Acquired Companies or any of their respective ERISA Affiliates under or in respect of any employee benefit plan under any statute or regulation that imposes liability on a so-called “controlled group” or similar basis (including without limitation the relationships described in Code Sections 52 and 414 or the Coal Industry Retiree Health Benefit Act of 1992, as amended) and which relates to having been an ERISA Affiliate or otherwise having been related on such a “control group” or similar basis, or successor prior to the Closing Date with respect to any other Person.

“Estimated Closing Balance Sheet” is defined in Section 2.5.1.

“Estimated Closing Statement” is defined in Section 2.5.1.

“Estimated Pension Transfer Amount” is defined in Section 5.7.5(a).

“Estimated Underfunded Amount” the Seller’s good faith reasonable estimate of the Underfunded Amount as delivered pursuant to Section 2.5.1.

“Excluded Employee” means that employee set forth on Schedule 5.4.2.

“Expense Reimbursement” is defined in Section 5.4.1(a).

“FCPA” is defined in the definition of Legal Requirement.

“Final Pension Transfer Amount” is defined in Section 5.7.5(c).

“Final Statement” is defined in Section 2.5.6(a).

“Final Transfer Date” is defined in Section 5.7.5(d).

“Final Underfunded Amount” is defined in Section 2.5.6(b).

“Financing” is defined in Section 4.8(a).

“Foreign Auto Policies” is defined in Section 3.18.

“Foreign Debt” is defined in the definition of Net Foreign Debt.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company not organized under the laws of any jurisdiction within the United States.

“Fundamental Representations” is defined in Section 9.3.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” is defined in Section 3.26(a).

“Government Order” means any decision, order, subpoena, writ, judgment, injunction, decree, stipulation, ruling, award or other determination entered, issued or made by or with any Governmental Authority.

“Governmental Authority” means any national, federal, state, provincial, territorial or local government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any department, commission, board, bureau, agency, panel or other instrumentality or authority of any kind of any of the foregoing and any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, in each case, of competent jurisdiction.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” means any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant, chemical waste, petroleum, petroleum derived substance, radioactive material, polychlorinated biphenyl or asbestos containing material, including any substance, waste or material that is defined as hazardous, toxic, polluting or contaminating (or words of similar affect) in any Environmental Laws, as may now be in effect.

“HIPAA” is defined in Section 3.13.13.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means any Tax Returns relating to Income Taxes.

“Income Taxes” means any Tax imposed on or measured by reference to net income or any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

“Indemnified Party” is defined in Section 9.5.1.

“Indemnifying Party” is defined in Section 9.5.1.

“Industry” means the industry of manufacturing and distributing industrial sewing thread, embroidery thread and technical textiles.

“Initial Cash Transfer” is defined in Section 5.7.5(b).

“Initial Transfer Amount” is defined in Section 5.7.5(b).

“Initial Transfer Date” is defined in Section 5.7.5(b).

“Intellectual Property” means (i) all patents and patent applications; (ii) all registered and unregistered trade names, trade dress, trademarks, service names and service marks (and applications for registration of the same) and all goodwill associated therewith; (iii) all copyrights and copyright registrations (and applications for the same) and works of original authorship (whether or not the copyright has been registered); (iv) all trade secrets, know-how, formulae, patterns, plans, drawings, product or other designs, compilations, devices, methods, techniques or processes, and confidential or proprietary information; (v) all inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process; (vi) all computer software program source code, object code, data and documentation; (vii) all domain names, Internet addresses and other computer identifiers, and (viii) all other intellectual property rights and goodwill associated therewith.

“Interim Financials” is defined in Section 3.6.1(b).

“Interim Unconsolidated Entity Financial Statement” is defined in Section 3.6.3.

“IRS” is defined is Section 3.12.11.

“Knowledge” means, (a) with respect to the Seller Parties or the Company, the actual knowledge of Kelvin Cheuk, Thomas W. Dickson, Ronnie L. Ensley, Albert L. Irvine, Jr., Fred A. Jackson, John L. Miller, Craig G. Stover, Ronald H. Volger, Knox Winget III, John B. Woodlief and, solely with respect to Section 3.14, John Eapen, in each case, after reasonable discharge of such Person’s duties in a professional manner and (b) with respect to the Buyers, the actual knowledge of Michael Psaros, Kevin Madden, or Adam Fuchs, in each case, after reasonable discharge of such Person’s duties in a professional manner.

“Leased Real Property” is defined in Section 3.9.

“Legal Requirement” means any national, federal, state, provincial, territorial or local, statute, law, common law, standard, ordinance, code, rule, regulation, resolution or promulgation, or any other requirement of any Governmental Authority and any other Government Order, including the Foreign Corrupt Practices Act of 1977 (“FCPA”), or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.18.

“Limited Guarantee” is defined in Section 4.8(c).

“Listed Continuing Employees” is defined in the Recitals.

“Losses” is defined in Section 9.1.1.

“Material Adverse Effect” means any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of any Acquired Company or Unconsolidated Entity which is, or is reasonably likely to be, materially adverse to the business, operations, assets or condition (financial or otherwise) of the Acquired Companies and Unconsolidated Entities, taken as a whole, but shall exclude any effect relating to or arising from:

(a) any change after the date hereof in any law or GAAP or interpretation thereof, other than any change that affects the Acquired Companies and Unconsolidated Entities, taken as a whole, in a disproportionate manner relative to other companies in the Industry (in which case only the disproportionate change in, or effect on, the business, operations, assets or condition (financial or otherwise) of such Acquired Company or Unconsolidated Entity may be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(b) any change after the date hereof in interest rates or general economic conditions in the industries or markets in which any Acquired Company or Unconsolidated Entity operates or affecting United States or foreign economies in general, in each case other than changes that affect the Acquired Companies and Unconsolidated Entities, taken as a whole, in a disproportionate manner relative to other companies in the Industry (in which case only the disproportionate change in, or effect on, the business, operations, assets or condition (financial or otherwise) of such Acquired Company or Unconsolidated Entity may be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(c) any change after the date hereof that is generally applicable to the industry or markets in which any Acquired Company or Unconsolidated Entity operates, other than any change that affects the Acquired Companies and Unconsolidated Entities, taken as a whole, in a disproportionate manner relative to other companies in the Industry (in which case only the disproportionate change in, or effect on, the business, operations, assets or condition (financial or otherwise) of such Acquired Company or Unconsolidated Entity may be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(d) the entry into or announcement of this Agreement or the consummation of the transactions contemplated hereby;

(e) any action taken by Buyer or its Affiliates;

(f) any national or international political or social condition occurring after the date hereof, including the engagement by the United States (or any other country in which any of the Acquired Companies or Unconsolidated Entities has operations) in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country in which any of the Acquired Companies or Unconsolidated Entities has operations, or any of their territories, possessions, or diplomatic or consular offices or upon any of their military installations, equipment or personnel, in each case other than any change that affects the Acquired Companies and Unconsolidated Entities, taken as a whole, in a disproportionate manner relative to other companies in the Industry (in which case only the disproportionate change in, or effect on, the business, operations, assets or condition (financial or otherwise) of such Acquired Company or Unconsolidated Entity may be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur); or

(g) hurricanes, floods, earthquakes or other similar catastrophes, other than any change that affects the Acquired Companies and Unconsolidated Entities, taken as a whole, in a disproportionate manner relative to other companies in the Industry (in which case only the disproportionate change in, or effect on, the business, operations, assets or condition (financial or otherwise) of such Acquired Company or Unconsolidated Entity may be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur).

“Material Contract” is defined in Section 3.15.2.

“Material Third-Party Consents” means the consents of the Persons set forth on Schedule J under the applicable Material Contract between such Person and the Company or its Subsidiary, as applicable, set forth on such Schedule J.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

“Mexican Benefit Liability” means the aggregate amount owed by Hilos American & Efird de Mexico, S.A. de C.V. pursuant to its Seniority Premium and Severance Benefits plan, determined in accordance with the Accounting Principles.

“Most Recent Balance Sheet” is defined in Section 3.6.1(b).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(b).

“Multiemployer Plan” is defined in Section 3.13.8(a).

“NDA” is defined in Section 5.5.

“Net Foreign Debt” means (a) the aggregate amount (in Dollars) shown or required by GAAP (as in effect on the date of the Most Recent Balance Sheet, consistently applied, and in accordance with the Accounting Principles) to be shown on a consolidated balance sheet of the Acquired Companies in respect of any and all outstanding Debt of the Foreign Subsidiaries (“Foreign Debt”) minus (b) the amount equal to the product of (i) the aggregate amount (in Dollars) shown or required by GAAP (as in effect on the date of the Most Recent Balance Sheet, consistently applied, and in accordance with the Accounting Principles) to be shown on a consolidated balance sheet of the Acquired Companies in respect of any and all Cash of the Foreign Subsidiaries, multiplied, by (ii) 65%.

“Net Tax Benefit” is defined in Section 9.7.

“Non-US Buyer” is defined in the Preamble.

“Non-U.S. Company Plan” means a Company Plan maintained by an Acquired Company for and covering Continuing Employees not located in the United States of America.

“Non-US Allocation Schedule” is defined in Section 2.5.7(c).

“Non-US Purchase Price” is defined in Section 2.3.2.

“Non- US Response Period” is defined in Section 2.5.7(c).

“Objections Notice” is defined in Section 2.5.7(b) and (c).

“Other Long-Term Liabilities” means the specific long-term liabilities set forth on Schedule E.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as in effect on the date hereof, and, in the case of the Acquired Companies and the Unconsolidated Entities, as made Available For Review.

“Owned Real Property” is defined in Section 3.9.

“Parent” is defined in the Preamble.

“Parent Life Insurance Plans” is defined in 5.7.6.

“Parent Pension Plan” is defined in Section 5.7.5.

“Parent Savings Plan” is defined in Section 5.7.4.

“Parties” is defined in the Preamble.

“Pension Plan Employees” is defined in Section 5.7.5.

“Pension Principles” means those methods and assumptions set forth on Schedule C.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and for which enforcement against the property is stayed or has not been initiated and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or for amounts being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and for which enforcement against the property is stayed or has not been initiated, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property, which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title that do not or would not, individually or in the aggregate, adversely affect the current occupancy or use of the Owned Real Property in any material respect or materially reduce the fair market value the Owned Real Property would have had but for such Encumbrances and (f) in the case of Equity Interests, restrictions on transfer arising under applicable securities laws or any applicable shareholder or joint venture agreement.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Plan Changes” is defined in Section 5.1(a).

“Post-Signing Returns” is defined in Section 5.1(d)(i).

“Potential Contributor” is defined in Section 9.5.5.

“Pre-Closing Insurance Claim” is defined in Section 5.18.1.

“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending on or before the Closing Date.

“Real Property” is defined in Section 3.9.

“Referee” is defined in Section 2.5.5.

“Representative” means, with respect to any Person, any partner (whether limited or general), equityholder, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, auditors, accountants, and financial advisors.

“Restricted Cash” means cash that is not available for disbursement because of any contractual, regulatory, legal or other restriction binding upon any of the Acquired Companies or their respective assets.

“Restrictive Covenants Agreement” is defined in the Recitals.

“Restructuring” is defined in the Recitals.

“Retained Insurance Policies” means those insurance policies set forth on Schedule L.

“Revised Pension Transfer Amount” is defined in Section 5.7.5(c).

“Savings Plan Employees” is defined in Section 5.7.4(a).

“Savings Plan Transfer Date” is defined in Section 5.7.4(a).

“SDN List” is defined in Section 3.27.

“Section 338(h)(10) Election” is defined is Section 5.8.13.

“Seller” is defined in the Preamble.

“Seller Parties” is defined in the Preamble.

“Seller Indemnified Person” is defined in Section 9.2.1.

“Shared Incremental Expenses” is defined in Section 5.4.1(a).

“Shares” is defined in the Recitals.

“Specified Lease” means that certain lease set forth on Schedule M.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least a majority percent of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) hold at least a majority percent of the partnership, limited liability company, joint venture or similar interests.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind, including any interest, penalty, or addition thereto.

“Tax Indemnified Buyer Party” is defined in Section 5.8.12.

“Tax Proceeding” is defined in Section 5.8.5.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Review Period” is defined in Section 5.8.2(a).

“Termination Date” is defined in Section 8.1.

“Third Party Claim” is defined in Section 9.4.1.

“Transaction Bonus” is defined in Section 5.4.2.

“Transaction Expenses” is defined in Section 5.4.

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

“Treasury Regulations” means the regulations issued by the United States Treasury Department as promulgated under the Code.

“True-Up Amount” is defined in Section 5.7.5(d).

“Unconsolidated Entities” means, collectively, each Person listed on Exhibit B.

“Unconsolidated Entity Balance Sheet Date” is defined in Section 3.6.3.

“Unconsolidated Entity Manufacturing Property” is defined in Section 3.9.2.

“Underfunded Amount” means the amount, if any, by which the PBO Liability (as defined in the Pension Principles) as of the Closing Date exceeds the Final Pension Transfer Amount.

“Underfunded Amount Statement” is defined in Section 2.5.3(b).

“Underfunded Dispute Notice” is defined in Section 2.5.4(b).

“Undistributed Domestic Cash” means any Cash of the Company and its Domestic Subsidiary that is not distributed to the Seller Parties on or prior to the Closing Date, as measured at the Effective Time.

“US Allocation Schedule” is defined in Section 2.5.7(b).

“US Buyer” is defined in the Preamble.

“US Distribution” is defined in Section 2.4.

“US Purchase Price” is defined in Section 2.3.1.

“US Response Period” is defined in Section 2.5.7(b).

“WARN Act” is defined in Section 3.16.7.

“Working Capital” means current assets (excluding, without duplication, (i) Cash, (ii) receivables attributable to United States federal, state and local Income Taxes, United States federal, state and local deferred Tax assets, and any foreign Tax assets that arise or result from the Contemplated Transactions, (iii) the US inventory LIFO reserve as adjusted for the required obsolescence reserves and (iv) notes receivables or other amounts due from any Seller Party) minus current liabilities (excluding, without duplication, (i) Debt, (ii) United States federal, state and local Income Taxes payable and United States federal, state and local deferred Tax liabilities (iii) notes payable to any Seller Party, (iv) any liability relating to (A) any severance accrual for American & Efird Canada, Incorporated, (B) outstanding checks that have not yet cleared, and (C) the SVRO, and (v) any amount related to the Underfunded Amount, the Mexican Benefit Liability, or the Other Long-Term Liabilities, or the bonus related to the US incentive plan in each case, determined in accordance with the Accounting Principles).

“Working Capital Target” means $92,823,000.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.	PURCHASE AND SALE OF THE A&E OPCO UNITS AND THE COMPANY UNITS.

2.1 Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement and in the manner set forth in Schedule 5.1(c), (i) the Company will sell, transfer and deliver to the US Buyer, and the US Buyer will purchase from the Company, the A&E Opco Units and (ii) after giving effect to the US Distribution, Seller will sell, transfer and deliver to the Non-US Buyer, and the Non-US Buyer will purchase from Seller, the Company Units, in each case of clauses (i) and (ii), free and clear of all Encumbrances, except restrictions on transfer arising under applicable securities laws.

2.2 The Closing. The closing of the purchase and sale of the Company Units and the A&E Opco Units (the “Closing”) will take place at the offices of McGuireWoods LLP, 201 North Tryon Street, Charlotte, NC, on the first Monday (on or after November 7, 2011) that is a Business Day and that is at least five calendar days following the satisfaction or waiver (by the party entitled to waive the same) of the conditions set forth in Sections 6 and 7 that can be satisfied prior to Closing (but subject to the satisfaction or waiver of such conditions at the Closing) or such other date that is mutually agreed upon by the Seller Parties and the Buyers and will be effective as of

12:01 a.m. (Eastern Standard Time) on the Closing Date. Except as otherwise provided in Section 8, the failure to consummate the transaction provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party to this Agreement of any obligation hereunder.

2.3. US Purchase Price and Non-US Purchase Price.

2.3.1. The aggregate consideration to be paid by or on behalf of the US Buyer at the Closing to the Company in respect of the A&E Opco Units will be (i) $95,959,000 minus (ii) the Other Long-Term Liabilities attributable to A&E Opco LLC and its Subsidiaries, minus (iii) the Estimated Underfunded Amount minus (iv) $244,000 (the “US Purchase Price”). The US Purchase Price will be subject to adjustment in accordance with Section 2.5 and will be paid in accordance with Section 2.4.

2.3.2. The aggregate consideration to be paid by or on behalf of the Non-US Buyer at the Closing to Seller in respect of the Company Units will be (i) $84,041,000 minus (ii) the Other Long-Term Liabilities attributable to the Acquired Companies other than A&E Opco LLC and its Subsidiaries, minus (iii) Net Foreign Debt (or, in the event Net Foreign Debt is a negative amount, plus Net Foreign Debt), minus (iv) the Mexican Benefit Liability minus (v) $484,900 (the “Non-US Purchase Price”). The Non-US Purchase Price will be subject to adjustment in accordance with Section 2.5 and will be paid in accordance with Section 2.4.

2.3.3. The US Purchase Price and the Non-US Purchase Price are referred to herein, in the aggregate, as the “Aggregate Purchase Price.” The Aggregate Purchase Price will be subject to adjustment in accordance with Section 2.5. The Parties agree that attached hereto as Schedule N is an example of the computation of the US Purchase Price and the Non-US Purchase Price (including any adjustments pursuant to Section 2.5) as if the Closing had occurred on October 2, 2011; provided, however, that the Parties acknowledge that the amount set forth for the Estimated Underfunded Amount used in connection therewith shall be an estimate.

2.4. Payments at Closing. At the Closing and in the following sequence, (i) the US Buyer shall pay or cause to be paid the US Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company to the US Buyer not fewer than two Business Days prior to the scheduled Closing Date, (ii) the Company shall distribute to the Seller an amount equal to the US Purchase Price in immediately available funds (the “US Distribution”) and (iii) the Non-US Buyer shall pay or cause to be paid the Non-US Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to the Non-US Buyer not fewer than two Business Days prior to the scheduled Closing Date, in each case of clauses (i) and (iii), against delivery to the US Buyer and the Non-US Buyer of certificates evidencing the A&E Opco Units and the Company Units, respectively, in each case, duly endorsed (or accompanied by duly executed stock transfer powers).

2.5. Purchase Price Adjustments.

2.5.1. Estimates. The Seller will prepare or cause to be prepared and delivered to the Buyers not later than five (5) Business Days prior to the Closing Date, (i) an estimated unaudited consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Estimated Closing Balance Sheet”), together with a written statement setting forth the Company’s good faith reasonable estimates of the Working Capital, Undistributed Domestic Cash, Net Foreign Debt, Mexican Benefit Liability, and Other Long-Term Liabilities (the “Estimated Closing Statement”), and (ii) a statement setting forth the Estimated Underfunded Amount. The Estimated Closing Balance Sheet will be prepared in consultation with the Buyers and in accordance with GAAP as in effect on the date of the Most Recent Balance Sheet, consistently applied. The items set forth on the Estimated Closing Statement shall be the amounts reflected as such on the Estimated Closing Balance Sheet, as adjusted by the Accounting Principles (as hereinafter defined) to the extent required therein. The Estimated Underfunded Amount shall be prepared in accordance with the Pension Principles set forth on Schedule C. Promptly upon the request of the Buyers, the Seller shall cause the Company to provide the Buyers and their Representatives with access to such work papers and other materials as the Buyers or their Representatives may reasonably request in connection with their review of the Estimated Closing Balance Sheet, the Estimated Closing Statement, and the Estimated Underfunded Amount.

2.5.2. Initial Working Capital Adjustments. (i) If the Working Capital reflected on the Estimated Closing Statement exceeds the Working Capital Target, then (a) the US Purchase Price payable at Closing pursuant to Section 2.4 shall be increased by 53.311% of the absolute value of the amount of such excess on a dollar for dollar basis, and (b) the Non-US Purchase Price payable at Closing pursuant to Section 2.4 shall be increased by 46.689% of the amount of such excess on a dollar for dollar basis, or (ii) if the Working Capital reflected on the Estimated Closing Statement is less than the Working Capital Target, then (a) the US Purchase Price payable at Closing pursuant to Section 2.4 shall be reduced by 53.311% of the absolute value of the amount of such shortfall on a dollar for dollar basis, and (b) the Non-US Purchase Price payable at Closing pursuant to Section 2.4 shall be reduced by 46.689% of the absolute value of the amount of such shortfall on a dollar for dollar basis.

2.5.3. Closing Balance Sheet; Underfunded Amount.

(a) As promptly as possible and in any event within sixty (60) days after the Closing Date, the Buyers will prepare or cause to be prepared, and will provide to the Seller Parties, an unaudited consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Working Capital, Undistributed Domestic Cash, Net Foreign Debt, Mexican Benefit Liability and Other Long-Term Liabilities (the “Closing Statement”). The Closing Balance Sheet will be prepared in accordance with GAAP as in effect on the date of the Most Recent Balance Sheet, consistently applied. The items set forth on the Closing Statement shall be the amounts reflected as such on the Closing Balance Sheet, as adjusted by the methodology set forth on Schedule D (the “Accounting Principles”) to the extent required therein. Promptly upon the request of the Seller Parties, the Buyers shall provide the Seller Parties with reasonable access to the work papers used by the Buyers in the preparation of the Closing Balance Sheet and the Closing Statement.

(b) As promptly as possible and in any event within fifteen (15) days after the determination of the Final Pension Transfer Amount pursuant to Section 5.7.5(c), the Buyers will prepare or cause to be prepared, and will provide to the Seller Parties, a written statement setting forth in reasonable detail its determination of the Underfunded Amount (the “Underfunded Amount Statement”). The Buyers’ determination of the Underfunded Amount shall be prepared in accordance with the Pension Principles set forth on Schedule C). Promptly upon the request of the Seller Parties, the Buyers shall provide the Seller Parties with reasonable access to the work papers used by the Buyers in the preparation of its determination of the Underfunded Amount.

2.5.4. Dispute Notice.

(a) The Closing Balance Sheet and the Closing Statement will be final, conclusive and binding on the Parties unless the Seller Parties provide a written notice (the “Closing Statement Dispute Notice”) to the Buyers no later than thirty (30) days after delivery of the Closing Statement setting forth in reasonable detail (a) any item on the Closing Balance Sheet or the Closing Statement which the Seller Parties believe is not materially correct or (solely with respect to the Closing Statement) has not been prepared in accordance with the Accounting Principles and (b) the amount that the Seller Parties believe to be the correct amount of such item in accordance with the Accounting Principles.

(b) The Underfunded Amount Statement will be final, conclusive and binding on the Parties unless the Seller Parties provide a written notice (the “Underfunded Dispute Notice” and together with the Closing Statement Dispute Notice, each, a “Dispute Notice”) to the Buyers no later than thirty (30) days after delivery of the Underfunded Amount Statement setting forth in reasonable detail any item on the Underfunded Statement which the Seller Parties believe is not materially correct or has not been prepared in accordance with the Pension Principles, and (b) the amount that the Seller Parties believe to be the correct amount of such item in accordance with the Pension Principles.

2.5.5. Resolution of Disputes. The Seller Parties and the Buyers will attempt to resolve the matters raised in any Dispute Notice in good faith. In the event the matters raised in any Dispute Notice are not resolved within twenty (20) Business Days after delivery of any such Dispute Notice (or such longer period as the Seller and the Buyers, shall mutually agree), the Buyers or the Seller Parties may provide written notice to the other that it elects to submit the disputed items to a nationally recognized independent actuarial firm chosen jointly by the Buyers and Parent, with respect to any disputes regarding the Underfunded Amount, or a nationally recognized independent accounting firm chosen jointly by the Buyers and Parent, with respect to all other disputes (each, a “Referee”); provided, that if such Referee is not selected within three (3) Business Days following receipt of the written notice electing to submit the disputed items to a Referee, the Referee with respect to disputes regarding the Underfunded Amount shall be Mercer and the Referee with respect to all other disputes shall be Ernst & Young. Not later than ten (10) calendar days after the engagement of the Referee(s) (as evidenced by its written acceptance to the parties, which acceptance shall include a statement agreeing to render its decision within the time period(s) set forth in this Section 2.5.5), the Seller Parties and the Buyers shall submit simultaneous briefs to the Referee(s) (with a copy to the other party or parties)

setting forth their respective positions regarding the matters raised in the applicable Dispute Notice(s), and not later than ten (10) calendar days after the submission of such briefs the Seller Parties and the Buyers shall submit simultaneous reply briefs (with a copy to the other party or parties). Neither the Seller Parties nor the Buyers will disclose to the Referee(s), and the Referee(s) will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of the Seller Parties or the Buyers, unless otherwise agreed in writing by the Seller Parties and the Buyers. The Seller Parties and the Buyers, shall instruct the Referee(s) to render its decision resolving the matters raised in the Dispute Notice(s) within thirty (30) calendar days after the submission of the reply briefs and, during such period, the parties hereto shall make available to the Referee(s) such individuals and such information, books and records as may be reasonably requested by such Referee(s) to make its final determination. The Referee(s) will promptly review only those items and amounts specifically set forth and objected to in applicable Dispute Notice(s) and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Principles or the Pension Principles, as applicable. The determination of the matters raised in the applicable Dispute Notice(s) by the Referee(s) cannot be (i) more favorable to the Buyers, than the related amount reflected in the Buyers’ Underfunded Amount Statement nor more favorable to the Seller Parties than the related amount reflected in the applicable Underfunded Dispute Notice, with respect to disputes over the Underfunded Amount, or (ii) more favorable to the Buyers, than the related amount reflected in the Buyers’ Closing Balance Sheet and Closing Statement nor more favorable to the Seller Parties than the related amount reflected in the applicable Closing Statement Dispute Notice with respect to disputes over the Closing Balance Sheet and/or the Closing Statement. The fees and expenses of the Referee(s) will be allocated between the Buyers, on the one hand, and the Seller Parties, on the other hand, based upon the percentage which the portion of the matters raised in the applicable Dispute Notice(s) not awarded to such party bears to the amount actually contested by such party. For example, if the Seller Parties claim that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Buyers and if the Referee(s) ultimately resolves such matters by awarding to the Seller Parties, in the aggregate, $300 of the $1,000 contested, then the fees, costs and expenses of the Referee(s) will be allocated 30% (i.e., $300 ÷ $1,000) to the US Buyer and the Non-US Buyer and 70% (i.e., $700 ÷ $1,000) to the Seller Parties.

2.5.6. Purchase Price Adjustment.

(a) Closing Statement. Promptly, and in any event no later than the fifth Business Day, after final determination of the Closing Statement in accordance with Section 2.5.4 or 2.5.5 (the “Final Statement”), the Aggregate Purchase Price shall be adjusted as follows:

(i) if the amount of Working Capital reflected on the Final Statement exceeds the Working Capital reflected on the Estimated Closing Statement, then at the Buyers’ absolute discretion, either the US Buyer or the Non-US Buyer will pay to Seller the amount of such excess, or if the amount of Working Capital reflected on the Final Statement is less than the Working Capital reflected on the Estimated Closing Statement, then the Seller Parties will pay at the Buyers’ absolute discretion, either to the US Buyer or the Non-US buyer, the absolute value of the amount of such shortfall;

(ii) if the Net Foreign Debt reflected on the Final Statement exceeds the Net Foreign Debt reflected on the Estimated Closing Statement, then Seller Parties will pay to Non-US Buyer the amount of such excess, or if the amount of Net Foreign Debt reflected on the Final Statement is less than the Net Foreign Debt reflected on the Estimated Closing Statement, then the Non-US Buyer will pay to Seller the absolute value of the amount of such shortfall;

(iii) if the aggregate amount of Other Long Term Liabilities reflected on the Final Statement exceeds the aggregate amount of Other Long Term Liabilities reflected on the Estimated Closing Statement, then Seller Parties will pay to Non-US Buyer the amount of such excess, or if the aggregate amount of Other Long Term Liabilities reflected on the Final Statement is less than the aggregate amount of Other Long Term Liabilities reflected on the Estimated Closing Statement, then the Non-US Buyer will pay to Seller the absolute value of the amount of such shortfall;

(iv) if the Mexican Benefit Liability reflected on the Final Statement exceeds the Mexican Benefit Liability reflected on the Estimated Closing Statement, then Seller Parties will pay to Non-US Buyer the amount of such excess, or if the amount of Mexican Benefit Liability reflected on the Final Statement is less than the Mexican Benefit Liability reflected on the Estimated Closing Statement, then the Non-US Buyer will pay to Seller the absolute value of the amount of such shortfall;

(v) US Buyer will pay to Seller the amount of Undistributed Domestic Cash, if any; and

(vi) if the amount of Cash as of the Effective Time is a negative number, the Seller Parties will pay to the US Buyer the absolute value of the amount of such Cash, if any.

Any payments made pursuant to this Section 2.5.6(a) shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by the Party entitled to receive such payment. Notwithstanding anything to the contrary, the Parties agree that any amounts to be paid by a Party to any other Party pursuant to this Section 2.5.6(a) shall be net against any amounts to be received by such paying Party from such other Party pursuant to this Section 2.5.6(a).

(b) Underfunded Amount. Promptly, and in any event no later than the fifth Business Day, after final determination of the Underfunded Amount in accordance with Section 2.5.4 or 2.5.5 (the “Final Underfunded Amount”), the Aggregate Purchase Price shall be adjusted as follows:

(i) If the Final Underfunded Amount exceeds the Estimated Underfunded Amount reflected on the Estimated Closing Statement, then

Seller Parties will pay to Buyer the amount of such excess by wire transfer of immediately available funds; or

(ii) If the Final Underfunded Amount reflected is less than the Estimated Underfunded Amount reflected on the Estimated Closing Statement, then US Buyer will pay to the Seller the amount of such shortfall by wire transfer of immediately available funds.

2.5.7. Purchase Price Allocation.

(a) For Income Tax purposes, the Parties will treat the US Purchase Price as the purchase price of A&E Opco LLC and the Non-US Purchase Price as the purchase price of the Company, unless otherwise required by applicable law.

(b) Allocation of the US Purchase Price.

(i) Within 90 days after the Closing, the Buyers shall prepare and deliver to the Seller an Allocation Schedule (the “US Allocation Schedule”) that allocates the US Purchase Price, and the amount of liabilities of A&E Opco LLC that are liabilities for Income Tax purposes, among the assets of A&E Opco LLC to be consistent with the fair market value of such assets and in a manner consistent with Section 1060 of the Code, and the U.S. Treasury Regulations promulgated thereunder.

(ii) The Seller shall have a period of thirty (30) Business Days after the delivery of the US Allocation Schedule (the “US Response Period”) to notify the Buyers of any objections that the Seller may have to the allocations set forth therein (an “Objections Notice”). Unless the Seller timely objects, the US Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error.

(iii) If the Seller shall raise any objections to the US Allocation Schedule within the US Response Period, the Buyers and the Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the Parties fail to agree within thirty (30) calendar days after the delivery of the Objections Notice, then the disputed items shall be resolved by an independent accounting firm mutually acceptable to the Buyers and the Seller whose determination shall be final and binding on the Parties. Such accounting firm shall resolve the dispute within thirty (30) calendar days after the item has been referred to it. In resolving the dispute, the accounting firm shall allocate the US Purchase Price in a manner consistent with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder. One-half of the costs, fees and expenses of such accounting firm shall be paid by the Buyers and one-half of the costs, fees and expenses of such accounting firm shall be paid by the Seller.

(iv) Unless otherwise required by applicable law, the Buyers and the Seller shall file all Tax Returns (including Form 8594) consistent with the

US Allocation Schedule as ultimately determined pursuant to Section 2.5.7(b) and (d).

(c) Allocation of the Non-US Purchase Price.

(i) Within 90 days after the Closing, the Buyers shall prepare and deliver to the Seller an Allocation Schedule (the “Non-US Allocation Schedule”) that allocates the Non-US Purchase Price, and the amount of liabilities of the Company that are liabilities for Income Tax purposes, among the assets of the Company in a manner consistent with the fair market value of such assets.

(ii) The Seller shall have a period of thirty (30) Business Days after the delivery of the Non-US Allocation Schedule (the “Non-US Response Period”) to notify the Buyers of any objections that the Seller may have to the allocations set forth therein (an “Objections Notice”). Unless the Seller timely objects, the Non-US Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error.

(iii) If the Seller shall raise any objections to the Non-US Allocation Schedule within the Non-US Response Period, the Buyers and the Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. In the event the Parties are unable to resolve any dispute with respect to the Non-US Allocation Schedule within thirty (30) calendar days after the delivery of the Objections Notice, the Seller will not be bound by the Non-US Allocation Schedule prepared by the Buyers, and each Seller Party may independently determine its own allocation of the Non-US Purchase Price and file its Tax Returns (and Tax Returns of its Affiliates) using alternative allocations of its choosing.

(iv) If the Seller and the Buyers ultimately agree on the Non-US Allocation Schedule, (x) such Allocation Schedule shall be amended pursuant to the procedures set out in Section 2.5.7(d)) to reflect any adjustment to the Non-US Purchase Price and (y) unless otherwise required by applicable law, the Buyers and the Seller shall file all Income Tax Returns consistent with the Non-US Allocation Schedule as it may be amended from time to time.

(d) If there is an adjustment to the purchase price pursuant to Section 2.5.6 or otherwise, then within fifteen (15) days following any such adjustment, the Buyers shall deliver to the Seller a revised US Allocation Schedule and a revised Non-US Allocation Schedule which shall (i) allocate such adjustment among the items set out on such Allocation Schedule consistent with the requirements set forth in Section 2.5.7(b) (i) and (c)(i), and (iii) be subject to the same review, dispute resolution and filing provisions as set forth in Section 2.5.7(b) and (c).

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

In order to induce the Buyers to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Seller Parties hereby jointly and severally represent and warrant to the Buyers that the following statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date before giving effect to the Restructuring (unless otherwise expressly stated):

3.1. Organization.

3.1.1. Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.1.2. (a) Each Acquired Company and Unconsolidated Entity is, and following the Restructuring A&E Opco LLC will be duly organized, validly existing and, except for the Dormant Entities, in good standing under the laws of the jurisdiction of its organization. (b) Each Acquired Entity is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property or where the nature of its business makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect. Exhibit A sets forth for each Acquired Company its name and jurisdiction of organization. Exhibit B sets forth for each Unconsolidated Entity its name and jurisdiction of organization.

3.2. Power and Authorization.

3.2.1. The execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller Party and, if applicable, have been duly authorized by all necessary actions or proceedings on the part of such Seller Party and no approval by any shareholder of any Seller Party is required pursuant to any Legal Requirement and/or any Contractual Obligation that has not been obtained.

3.2.2. This Agreement and each Ancillary Agreement to which any Seller Party is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Seller Party and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Seller Party, Enforceable against such Seller Party in accordance with its terms.

3.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent, filing, notification or approval) or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Seller Parties.

3.4. Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by each Seller Party of this Agreement or any Ancillary Agreement to which such Seller Party is (or will be) a party nor the consummation of the Contemplated Transactions by the Seller Parties will: (a) assuming the taking of any action by (including any authorization, consent, filing, notification or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement, including without limitation any Permit, applicable to any Seller Party or Acquired Company or, to the Knowledge of the Seller Parties, any Unconsolidated Entity; (b) result in a breach or violation of, or default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, right of first offer or of first refusal, acceleration, suspension, revocation or cancellation of any Material Contract; (c) result in a breach or violation of, or default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, right of first offer or of first refusal, acceleration, suspension, revocation or cancellation of the Organizational Documents of any Seller Party, Acquired Company or Unconsolidated Entity, or (d) result in the creation or imposition of any Encumbrance on any of the Shares or any property of any Acquired Company or Unconsolidated Entity.

3.5. Capitalization.

3.5.1. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value per share, of which 500,000 shares are issued and outstanding and constitute the Shares. The Shares are duly authorized, validly issued, fully paid and nonassessable and held of record by Seller, free and clear of any Encumbrances other than restrictions on transfer arising under applicable securities laws. There are no outstanding (i) securities convertible into or exchangeable for capital stock of or voting rights in the Company, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of or voting rights (other than freely revocable proxies issued in the Ordinary Course of Business) in the Company, including any right of first offer or any or right of first refusal (iii) Contractual Obligations of any kind to which Seller or the Company is subject or bound requiring the issuance after the date hereof of (x) any capital stock of or voting rights in the Company, (y) any convertible or exchangeable security of the type referred to in clause (i) or (z) any options, warrants, calls or rights of the type referred to in clause (ii). Following the Restructuring (i) all the issued and outstanding Company Units will be owned beneficially and as of record by Seller and (ii) all the issued and outstanding A&E Opco Units will be owned beneficially and as of record by the Company.

3.5.2. Schedule 3.5 sets forth a complete list of the Acquired Companies (other than the Company and A&E Opco) and Unconsolidated Entities and the record owners thereof, along with their corresponding percentage ownership. All issued and outstanding Equity Interests of each of the Acquired Entities and Unconsolidated Entities are duly authorized, validly issued, fully paid and nonassessable, and held of record by the Persons indicated on Schedule 3.5 and, in the case of Equity Interests held by any of the Acquired Entities, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.5, there are no outstanding (i) securities convertible into or exchangeable for Equity Interests, including any right of first offer or any right of first refusal, of any of the

Acquired Entities or Unconsolidated Entities, (ii) options, warrants, calls or other rights to purchase or subscribe for Equity Interests, including any right of first offer or any or right of first refusal, of any of the Acquired Entities or Unconsolidated Entities or (iii) Contractual Obligations of any kind by which any of the Acquired Companies or Unconsolidated Entities is subject or bound requiring the issuance after the date hereof of (x) any Equity Interests of any of the Acquired Companies or Unconsolidated Entities, (y) any convertible or exchangeable security of the type referred to in clause (i) or (z) any options, warrants, calls or rights of the type referred to in clause (ii).

3.6. Financial Statements; Capital Expenditures.

3.6.1. Attached as Schedule 3.6.1 are copies of each of the following:

(a) the unaudited consolidated balance sheet of the Company as at October 3, 2010 and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal year then ended (collectively, the “Annual Financials”) which reflect those financial statements that were included in the consolidated audited financial statements of the Seller as filed with the SEC on December 1, 2010 for the period ended October 3, 2010; and

(b) the unaudited consolidated balance sheet of the Company as at October 2, 2011 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Company for the twelve (12) months then ended (the “Interim Financials” and, together with the Annual Financials, the “Company Financials”).

3.6.2. The Company Financials fairly present in all material respects the consolidated financial position of the Acquired Companies as at the respective dates thereof and the consolidated results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby in accordance with GAAP, consistently applied (except as otherwise noted therein and, in the case of the Interim Financials, subject to normal year-end audit adjustments, which adjustments, will not, individually or in the aggregate, be material and the absence of footnotes). Except as set forth in the Company Financials, none of the Acquired Companies maintains any “off-balance-sheet arrangement” that is required to be disclosed under Item 303 of Regulation S-K of the U.S. Securities and Exchange Commission.

3.6.3. (a) Attached as Schedule 3.6.3(a) are copies of the audited balance sheet of American and Efird Lanka (Private) Ltd. as of March 31, 2011, of American & Efird (Bangladesh) Ltd. as of March 31, 2011, of Linhas Bonfio S.A. as of September 30, 2010, of Vardhman Yarns and Threads Limited as of March 31, 2011 and of Huamei Thread Company Limited as of October 3, 2010 (in each case, the “Unconsolidated Entity Balance Sheet Date” of such Unconsolidated Entity) and the related statements of income, cash flow and changes in stockholders’ equity of each of the Unconsolidated Entities for the respective fiscal years then ended. Each item attached hereto as Schedule 3.6.3(a) fairly present in all material respects the financial position of the applicable Unconsolidated Entity as at the respective date(s) thereof and the results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby in accordance with the generally accepted accounting principles as in effect in such jurisdiction, consistently applied and (b) as of the date hereof, the Seller Parties have made Available For Review the unaudited balance sheet of American and Efird Lanka (Private) Ltd. as of September 30, 2011, of American & Efird (Bangladesh) Ltd. as of September 30, 2011, of Linhas Bonfio S.A. as of September 30, 2011 of Vardhman Yarns and Threads Limited as of September 30, 2011 and of Huamei Thread Company Limited as of September 30, 2011 and the related statements of income of each of the Unconsolidated Entities (each, to the extent not required to be listed on Schedule 3.6.3(a), an “Interim Unconsolidated Entity Financial Statement”). Each Interim Unconsolidated Entity Financial Statement, presents fairly in all material respects the financial position of the applicable Unconsolidated Entity as at the respective date(s) thereof and the results of the operations and changes in financial position for the respective periods covered thereby consistent with past practice, subject to normal year-end audit adjustments, which adjustments will not, individually or in the aggregate, be material, and the absence of footnotes.

3.6.4. The Company and its Domestic Subsidiary have no Liabilities in respect of Debt except for intercompany Debt to Parent that will be discharged in full at or prior to Closing.

3.7. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, the Business of the Acquired Companies has been conducted in the Ordinary Course of Business and except for the matters relating to the Restructuring or matters disclosed in Schedule 3.7(a), none of the Acquired Companies has taken any action which, if taken after the date hereof, would require the consent of the Buyers pursuant to Section 5.1. Since the Most Recent Balance Sheet Date, no adverse change constituting a Material Adverse Effect has occurred. Except for matters disclosed in Schedule 3.7(b), since the applicable Unconsolidated Entity Balance Sheet Date, no material adverse change affecting an Unconsolidated Entity has occurred.

3.8. Assets. Each Acquired Company has good and valid title to, or, in the case of property held under a lease or other Contractual Obligation, an Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Schedule 3.8, the Assets are not subject to any Encumbrance other than Permitted Encumbrances.

3.9. Real Property.

3.9.1. Schedule 3.9.1(a) contains a list of all real property and interests in real property owned by any of the Acquired Companies (each individually, an “Owned Real Property”) and a list of all real property and interests in real property leased, sub-leased, licensed or otherwise occupied by any of the Acquired Companies (each individually, a “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). An Acquired Company has fee simple title to each Owned Real Property, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.9.1(b) an Acquired Company has a valid leasehold estate in each Leased Real

Property, in each case, free and clear of all Encumbrances other than Permitted Encumbrances and is in sole possession of the premises purported to be leased thereunder. Except as disclosed on Schedule 3.9.1(c), with respect to each of the Owned Real Property and Leased Real Property:

(a) there are no pending or to the Knowledge of the Seller Parties, threatened condemnation proceedings, lawsuits, or administrative actions relating to any Owned Real Property or any part thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation;

(b) to the Knowledge of the Seller Parties, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to any Leased Real Property or any part thereof or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation;

(c) there are no leases, subleases, licenses, concessions, options or rights of first refusal to purchase or lease, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property, other than Permitted Encumbrances, those agreements disclosed on Schedule 3.9.1(c) and, with respect to the Leased Real Property, any agreements between the fee simple owner of such Leased Real Property and third parties;

(d) there are no parties (other than Acquired Companies) in possession of any Real Property, other than tenants and subtenants under written or oral leases disclosed on Schedule 3.9.1(c);

(e) each lease is a valid Contractual Obligation of the applicable Acquired Company and is in full force and effect;

(f) with respect to each Leased Real Property, no uncured event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute a default or termination event or condition;

(g) none of the Acquired Companies has failed to exercise any rights of renewal with respect to any lease that by its terms would otherwise expire on or before the Closing Date; and

(h) the Real Property constitutes all of the real property used by the Acquired Companies in their business. The buildings, structures, fixtures and other improvements on the Real Property are in all material respects in good operating condition, ordinary wear and tear excepted.

3.9.2. To the Knowledge of the Seller Parties, except as disclosed on Schedule 3.9(b), (i) none of the real property owned or leased by an Unconsolidated Entity and used by it for manufacturing operations or warehouse space (“Unconsolidated Entity Manufacturing Property”) is the subject of any pending or threatened condemnation proceedings, lawsuits, or administrative actions or any other Actions that challenge the right of continued occupancy thereof by the applicable Unconsolidated Entity, (ii) each real property lease with respect to an Unconsolidated Entity Manufacturing Property is a valid Contractual Obligation in full force and effect, and (iii) there is no default under any such lease.

3.10. Intellectual Property.

(a) Schedule 3.10(a) lists each patent, registered trademark, registered service mark or trade name, registered copyright or mask work domain name (including any registrations or applications for registration of any of the foregoing) held by the Acquired Companies. All such items listed on Schedule 3.10(a) and all material unregistered Intellectual Property of the Acquired Companies shall be referred to herein collectively, as the “Company Owned Intellectual Property”. Except as set forth on Schedule 3.10(a), (i) the Acquired Companies own all right, title and interest in and to each item of Company Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and (ii) the Acquired Companies have the right to use pursuant to an Enforceable Contractual Obligation all material items of Intellectual Property used in the operation of the Business of the Acquired Companies other than Company Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 3.10(a) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. The Acquired Companies have taken commercially reasonable actions to maintain and protect each material item of Company Owned Intellectual Property.

(b) Except as set forth in Schedule 3.10(b), the conduct of the Business as presently conducted by the Acquired Companies and at any time in the past three (3) years does not infringe or otherwise violate and has not infringed or otherwise violated any Intellectual Property or other proprietary rights of any other Person, and there is no Action pending or, to the Knowledge of the Seller Parties, threatened alleging any such infringement or violation or challenging any of the Acquired Companies’ rights in or to any Company Owned Intellectual Property and, to the Knowledge of the Seller Parties, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. To the Knowledge of the Seller Parties, no Person is infringing or otherwise violating any material Company Owned Intellectual Property or any rights of the Acquired Companies in any other items of material Intellectual Property used in the Acquired Companies’ operation of the Business as presently conducted.

(c) To the Knowledge of the Seller Parties, (i) the conduct of the Business as presently conducted by the Unconsolidated Entities and at any time in the past three (3) years does not infringe or otherwise violate any and has not infringed or otherwise violated Intellectual Property or other proprietary rights of any other Person, (ii) there is no Action pending or threatened alleging any such infringement or violation or challenging any of the Unconsolidated Entities’ rights in or to any material Intellectual Property, and (iii) no Person is infringing or otherwise violating any material Intellectual Property or any rights of the Unconsolidated Entities in any other items of material Intellectual Property used in the Unconsolidated Entities’ operation of the Business as presently conducted.

3.11. Legal Compliance. Except as set forth on Schedule 3.11, no Acquired Company is in breach or violation of, or default under, any applicable Legal Requirement and each Acquired Company and each Unconsolidated Entity has complied with all applicable Legal Requirements, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies and the Unconsolidated Entities, taken as a whole, in any material respect. Except as set forth on Schedule 3.11, the Acquired Companies possess and are, and have been for the preceding five (5) years, in compliance with all permits and licenses required by applicable Legal Requirement for the operation of the Business as presently conducted (collectively, the “Permits”). Except as set forth on Schedule 3.11, the Permits held by the Acquired Companies are valid and sufficient in all material respects for the business presently conducted by the Acquired Companies, taken as a whole. Except as set forth on Schedule 3.11, none of the Acquired Companies has received any written claim or notice that any one or more of the Acquired Companies is not in material compliance with the terms of any such Permit.

3.12. Tax Matters. Except as set forth on Schedule 3.12:

3.12.1. All Income Tax Returns and all other material Tax Returns required to be filed by or with respect to each Acquired Company have been timely filed. All Income Taxes, and all other material Taxes, that are due and payable by or with respect to Acquired Companies (whether or not shown on any Tax Return) have been timely paid in full or proper reserves therefor have been provided in the aggregate on the Closing Balance Sheet in accordance with the method of accounting agreed pursuant to Section 2.5.3 to be used in the preparation of the Closing Balance Sheet.

3.12.2. Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes that were required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied in all material respects with all reporting and recordkeeping requirements.

3.12.3. No Acquired Company has received written notice from a Governmental Authority regarding any dispute, audit, investigation, proceeding or claim concerning any Tax Liability of any Acquired Company that has not been resolved. No claim in writing has been made by any Governmental Authority in a jurisdiction where any Acquired Company currently does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

3.12.4. No Acquired Company has waived or agreed to extend any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, collection or deficiency for any taxable period, in each case which waiver, extension or agreement is currently effective.

3.12.5. There are no Encumbrances for Taxes upon the assets or properties of the Acquired Companies, except for statutory Encumbrances for current Taxes not yet due.

3.12.6. Since January 1, 2000, no Acquired Company has ever been a member of an Affiliated Group, other than the Affiliated Group of which Parent was the “common parent” within the meaning of Code Section 1504(a)(1).

3.12.7. Within the past three (3) years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or in a transaction that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

3.12.8. Since January 1, 2000, no Acquired Company is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation section 1.6011-4(b)(2).

3.12.9. No Acquired Company is a party to any agreement relating to the sharing, allocation or indemnification of Income Taxes, or any similar agreement, contract or arrangement (excluding agreements, contracts, or arrangements solely within or among Acquired Companies), or has any liability for Income Taxes of any Person (other than an Acquired Company or members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which Parent is the common parent and payroll taxes withheld by such Acquired Company).

3.12.10. Any adjustment of Taxes of any Acquired Company made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.;

3.12.11. No Acquired Company has any (i) “excess loss accounts” or (ii) “deferred gains” with respect to any “deferred intercompany transactions,” within the meaning of Treasury Regulation §§ 1.1502-19 and 1.1502-13, respectively, excluding any accounts or transactions solely within or among Acquired Companies.

3.13. Employee Benefit Plans.

3.13.1. For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement that is (a) any welfare plan within the meaning of Section 3(1) of ERISA, pension benefit plan within the meaning of Section 3(2) of ERISA or employee benefit plan within the meaning of Section 3(3) of ERISA (including any welfare plans, pension benefit plans and employee benefit plans exclusively for the benefit of employees located outside the United States of America or otherwise not subject to the provisions of ERISA), (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan or (c) any other deferred-compensation, retirement, welfare-benefit, bonus, vacation, severance, consulting, change in control, health, welfare, sick leave, incentive or fringe-benefit plan, program or arrangement.

3.13.2. Each Employee Plan as to which an Acquired Company sponsors, maintains, contributes or is obligated to contribute, or which benefits any current or former employee, officer, director or consultant of an Acquired Company or the beneficiaries or dependents of any such Person is referred to herein as a “Company Plan”. Schedule 3.13 sets forth a list of all material Company Plans. With respect to each Company Plan, the Seller Parties have delivered to the US Buyer true, accurate and complete copies of each of the following: (a) the plan document together with all amendments thereto, (b) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (c) copies of any summary plan descriptions, (d) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and (e) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Form 5500, with schedules attached.

3.13.3. Each Company Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Legal Requirements applicable to such Company Plan.

3.13.4. All required contributions to, and premium payments on account of, each Company Plan have been made (or reserves therefor have been provided on the books of the respective Acquired Company).

3.13.5. There is no pending or, to the Knowledge of the Seller Parties, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.

3.13.6. No Acquired Company has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).

3.13.7. Each Company Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of the Seller Parties, nothing has occurred that is reasonably expected to result in the loss of such qualification.

3.13.8. With respect to each Company Plan:

(a) No Company Plan that is an Employee Pension Benefit Plan (within the meaning of section 3(2) of ERISA), but not including any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) has been completely or partially terminated or been the subject of a “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder. No proceeding by the Pension Benefit Guaranty Corporation to terminate any such Employee Pension Benefit Plan has been instituted or, to the Knowledge of the Seller Parties, threatened. Neither the Company nor any of its Affiliates has filed a notice of intent to terminate any Company Plan or adopted any amendment to treat such plan as terminated, and no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer such plan. Except as set forth on Schedule 3.13.8(a), the Acquired Companies have no ERISA Affiliate Liability.

(b) There have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Company Plan that have not been exempted under Section 408 of ERISA or Section 4975 of the Code. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Company Plan. With respect to any Company Plan, no action, suit, proceeding, hearing, investigation or audit (including administrative investigations, audits, proceedings by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the IRS (other than routine claims for benefits)) is pending or in progress or, to the Knowledge of the Seller Parties, threatened. The Seller Parties have no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(c) Neither the Seller Parties nor the Company has incurred, and the Seller Parties has no reason to expect that the Company will incur, any liability to the Pension Benefit Guaranty Corporation (other than Pension Benefit Guaranty Corporation premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Company Plan that is an Employee Pension Benefit Plan. No Company Plan that is an Employee Pension Benefit Plan has failed to meet the minimum funding standards (as determined under Section 303 of ERISA and Section 430 of the Code) applicable thereto.

3.13.9. The Company has no, and within the last five (5) years has had no, obligation to contribute to any Multiemployer Plan or any liability (including withdrawal liability) under any Multiemployer Plan or under any Employee Pension Benefit Plan that is not listed in Schedule 3.13.

3.13.10. Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Employee; (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits; (iv) any material obligation pursuant to any of the Company Plans; or (v) any limitation or restriction on the right of the Company to merge, amend or terminate any of the Company Plans.

3.13.11. Neither the Company, its Domestic Subsidiary nor, to the Knowledge of the Seller Parties, any Foreign Subsidiary has any contract or commitment, whether legally binding or not, to create any additional compensation plans, policies or arrangements applicable to Employees or, except as may be required by applicable law, to modify, suspend or terminate any Company Plan.

3.13.12. Each Company Plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2009, been, in all material respects, in compliance with Section 409A of the Code, to the extent required by applicable guidance, and there is no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.

3.13.13. Each Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Acquired Companies have otherwise complied with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder; (ii) Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

3.13.14. Except as properly reflected on the Company Financials in accordance with GAAP (to the extent required by GAAP): (i) all employer and employee contributions to each Non-US Company Plan required by Legal Requirement or by the terms of such Non-US Company Plans have been (A) accrued in accordance with normal accounting practices, to the extent such accrual is required, and (B) made to the extent due and payable; (ii) the fair market value of the assets of each funded Non-US Company Plan, the Liability of each insurer for any Non-US Company Plans funded through insurance, and the book reserve established for any Non-US Company Plans, together with any accrued contributions, are in the aggregate sufficient to procure or provide for accrued benefit obligations pursuant to Legal Requirements or by the terms of such plan, with respect to Continuing Employees and other Company Employees participating in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Company Plans, and no Contemplated Transaction shall cause such assets, insurance, book reserve, and accrued contributions, in each case to the extent allocable to Continuing Employees and other Company Employees, in the aggregate, to be less than such benefit obligations (as determined in accordance with Legal Requirements or by the terms of such plan); and (iii) each Non-US Company Plan required to be registered with any Governmental Authority in the jurisdiction in which Company Employees covered by such plan are located has been registered with such Governmental Authority and has been maintained in good standing with such Governmental Authority (to the extent such concept is applicable) in accordance with applicable Legal Requirement. The Buyers have no Liability with respect to Employee Plans of the Unconsolidated Entities, other than indirect Liability associated with and limited to Buyers’ investment in the Unconsolidated Entities.

3.14. Environmental Matters. Except as set forth on Schedule 3.14:

(a) since 1990 the Acquired Companies have not released any Hazardous Substances on or from the Real Property and have not engaged in any activity on the Real Property, and to the Knowledge of the Seller Parties, there has been no such activity, which resulted in the release of any Hazardous Substances, in each case, in material violation of applicable Environmental Laws;

(b) to the Knowledge of the Seller Parties, since the date that an Acquired Company invested in an Unconsolidated Entity, such Unconsolidated Entity has not released any Hazardous Substances on or from the Unconsolidated Entity Manufacturing Property and, to the Knowledge of the Seller Parties, there has been no such activity, which resulted in the release of any Hazardous Substances, in each case, in material violation of applicable Environmental Laws;

(c) to the Knowledge of the Seller Parties, there are no Hazardous Substances present on the Real Property or the Unconsolidated Entity Manufacturing Property in material violation of any applicable Environmental Law or of any condition for which there is any obligation to conduct any investigation or remedial Action under or pursuant to any Environmental Law; and

(d) to the Knowledge of the Seller Parties, the Acquired Companies and the Unconsolidated Entities are not, and have not been for the preceding five (5) years, in violation of any applicable Environmental Laws in any material respect.

3.15. Contracts.

3.15.1. Contracts. Except as disclosed on Schedule 3.15, no Acquired Company is bound by or a party to:

(a) except for purchase orders for raw materials or commodities issued in the Ordinary Course of Business, any Contractual Obligation (or group of related Contractual Obligations) for the purchase of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the receipt of services, in each case, which provides for annual payments of $100,000 or more and either cannot be terminated by the Acquired Companies on not more than six (6) months notice without payment of any penalty, termination fee or other similar payment by an Acquired Company or will terminate under its own terms in less than six (6) months;

(b) except with respect to sales made solely pursuant to one or more purchase orders in the Ordinary Course of Business, any Contractual Obligation (or group of related Contractual Obligations) for the sale or lease of goods, products or other personal property, or for the furnishing of services, in each case, which provides for annual payments of $100,000 or more and either cannot be terminated on not more than six (6) months notice without payment of any penalty, termination fee or other similar payment by an Acquired Company or will terminate under its own terms in less than six (6) months;

(c) any lease or other Contractual Obligation under which any equipment is held or used by an Acquired Company, in each case, which provides for annual payments of $100,000 or more and either cannot be terminated on not more than six (6) months notice without payment of any penalty, termination fee or other similar payment by an Acquired Company or will terminate under its own terms in less than six (6) months;

(d) any Contractual Obligation under which an Acquired Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, earn-out or other similar obligation or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(e) any Contractual Obligation concerning or consisting of a partnership, limited liability company, shareholder or joint venture agreement;

(f) any Contractual Obligation pertaining to any stock option, stock purchase or stock appreciate or other equity based plans, in each case, with respect to any Acquired Company;

(g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt in excess of $100,000 or (ii) under which an Acquired Company has permitted any material asset to become Encumbered;

(h) any Contractual Obligation with respect to non-U.S. Debt;

(i) any Contractual Obligation relating to employment, consulting or other similar agreements of the Acquired Companies with an employee or consultant whose annual base compensation in fiscal year 2011 exceeded $125,000 per year or whose annual base compensation is expected to exceed $125,000 in fiscal year 2012;

(j) any Contractual Obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of the execution of this Agreement or the consummation of the Contemplated Transactions;

(k) any Contractual Obligation that is a collective bargaining agreement or any Contractual obligation with any labor union or other employee representative of a group of employees, in each case of any Acquired Company;

(l) any Contractual Obligation for the sale, transfer or acquisition of any of the assets, capital stock or businesses of or by any of the Acquired Companies (other than, in the case of sales or transfers of inventory, in the Ordinary Course of Business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, capital stock or businesses of any of the Acquired Companies, in each case under which there are material outstanding obligations;

(m) any Contractual Obligation under which an Acquired Company has granted any third party the right to use any material items of Intellectual Property owned by such Acquired Company;

(n) any Contractual Obligation under which an Acquired Company has obtained rights to use or to permit a third party, including another Acquired Company, to use any material item of Intellectual Property (other than agreements for software generally available through retail stores, distribution networks or that is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by an Acquired Company);

(o) any Contractual Obligation entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Action with a value greater than

$100,000 or which imposes material continuing obligations on any of the Acquired Companies;

(p) any Contractual Obligation containing non-competition or exclusivity agreements, obligations or arrangements, or any other agreement, obligation or other arrangement that purports to limit or restrict the ability of any of the Acquired Companies or, to the Knowledge of the Seller Parties, the Unconsolidated Entities to enter into or engage in any market or line of business or that provides for “most favored nation” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(q) any Contractual Obligation for capital expenditures by any Acquired Company (other than those contemplated by the Cap Ex Budget) involving payments or more than $100,000 individually or $500,000 in the aggregate, in each case under which there are material outstanding obligations;

(r) any Contractual Obligation for the sale or lease of any Real Property (other than the Discontinued Facilities);

(s) any Contractual Obligation with any Person who at the time the Contractual Obligation has incurred is or was an Affiliate of any of the Acquired Companies, other than another Acquired Company or Unconsolidated Entity;

(t) any Contractual Obligation pursuant to which any payments are required upon a change of control of the Acquired Companies;

(u) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves annual payments of $125,000 or more and either cannot be terminated on not more than six (6) months notice without payment of any penalty, termination fee or other similar payment by an Acquired Company (other than as disclosed on Schedule 3.16.2) or will terminate under its own terms in less than six (6) months; or

(v) any other Contractual Obligation that would bind the Acquired Companies or any their respective Affiliates to agree, commit or offer to do any of the foregoing.

3.15.2. Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.15 (collectively, the “Material Contracts”) is Enforceable against the Acquired Party, as applicable, and to the Knowledge of the Seller Parties, each other party to such Contractual Obligation, and is in full force and effect, and, assuming that all the consents and/or notices set forth on Schedule 3.4 are obtained or made in a timely manner, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions. No Acquired Company and, to the Knowledge of the Seller Parties, no other party to any such Contractual Obligation is in material breach, violation or default under any Material Contract, and no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material breach, violation or default by an Acquired Company under any Material Contract, or to the Knowledge of the Seller Parties, the other parties thereto and none of the Acquired Companies has received written notice of any material breach, violation or default under any Material Contract, except for such breaches, violations or defaults as are not, and would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies, taken as a whole, in any material respect. To the Knowledge of the Seller Parties, no Unconsolidated Entity is in material breach of any Contractual Obligation that would have been required to be disclosed on Schedule 3.15 if such Unconsolidated Entity were an Acquired Company.

3.16. Employees.

3.16.1. Except as disclosed on Schedule 3.16.1, there are no material labor troubles (including any material work slowdown, lockout, stoppage, picketing or strike) pending or, to the Knowledge of the Seller Parties, threatened between an Acquired Company, on the one hand, and its employees, on the other hand.

3.16.2. Except as disclosed on Schedule 3.16.2, there are no employment, noncompetition, nonsolicitation, noninterference, nondisclosure or similar agreements between the Company or its Domestic Subsidiary and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect). Except as disclosed on Schedule 3.16.2 or as required by any foreign local Legal Requirement, there are no employment, noncompetition, nonsolicitation, noninterference, nondisclosure or similar agreements between any Foreign Subsidiary and any employee, director or independent contractor thereof (including, for this purpose, any former employee, director or independent contractor to the extent such agreement is currently in effect), in each case, who is expected to receive salary and wages in excess of $125,000 on an annual basis.

3.16.3. Except as disclosed on Schedule 3.16.3, (a) no employee of an Acquired Company is, or during the past five (5) years has been, represented by a labor union or a work’s council, (b) no Acquired Company is, or during the past three (3) years has been, a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by an employee or group of employees of an Acquired Company with any labor relations board seeking recognition of a bargaining representative and (d) to the Knowledge of the Seller Parties; there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of an Acquired Company and no demand for recognition of employees of an Acquired Company has been made by, or on behalf of, any labor union.

3.16.4. The Acquired Companies and, to the Knowledge of the Seller Parties, the Unconsolidated Entities are in material compliance with all applicable Legal Requirements pertaining to employees or employment matters, including all such Legal Requirements relating to wages, hours, discrimination, sexual harassment, civil rights, information privacy, unemployment compensation, safety and health, workers’ compensation, collective bargaining and the collection and payment of withholding of social security Taxes and similar Taxes. None of the Acquired Companies is bound by any restriction as to the closing, downsizing or other workforce related restructuring except for those existing pursuant to Legal Requirement.

3.16.5. Except for workmans compensation claims or as set forth on Schedule 3.16.5, there are no claims, controversies, labor disturbances, investigations, proceedings or complaints pending or, to the Knowledge of Seller Parties, threatened, relating to the employment of current or former employees of the Acquired Companies or any party or parties representing any of such employees against Parent, Seller, the Acquired Companies before any court, arbitrator or other tribunal or Governmental Authority. There are no unfair labor practice charges, charges of discrimination, or other similar complaints pending against Parent, Seller, or the Acquired Companies involving employees now or previously employed by the Acquired Companies.

3.16.6. None of Parent, Seller or the Acquired Companies has any material direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended). A properly completed Form I-9 is on file with respect to each employee of the Acquired Companies based in the United States of America. Parent, Seller and the Acquired Companies have complied in all material respects with the Immigration and Nationality Act for all employees of the Acquired Companies.

3.16.7. Within the past six (6) months, there has been no “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. § 2101 et seq. or any similar state, local or foreign Legal Requirement) (collectively, the “WARN Act”) by those Acquired Companies that are subject to the WARN Act nor have there been employment losses sufficient in number to trigger any notice obligation thereunder within the past six (6) months. None of Parent, Seller, nor any of the Acquired Companies has incurred any Liability under the WARN Act that remains unsatisfied. Schedule 5.16(d) sets forth a true and complete list of any and all employment losses (within the meaning of the WARN Act) incurred at each employment site of those Acquired Companies that are subject to the WARN Act during the six (6)-month period prior to the date hereof.

3.17. Litigation; Government Orders.

3.17.1. Litigation. Except for workmans compensation claims or as disclosed on Schedule 3.17, (a) there is no Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending or, to the Knowledge of the Seller Parties, threatened that includes any claims in excess of $100,000 or that may affect an Acquired Company in any material respect or its ownership of, or interest in, any material Asset or the use or exercise by the Acquired Companies of any material Asset and (b) to the Knowledge of the Seller Parties, there is no Action to which an Unconsolidated Entity is a party (either as plaintiff or defendant) or to which its Assets are subject pending or threatened that includes any claims in excess of $100,000 or that may affect an Unconsolidated Entity in any material respect or its ownership of, or interest in, any material Asset or the use or exercise by the Unconsolidated Entities of any material Asset. There is no Action to which an Acquired Company or Unconsolidated Entity is a party (either as plaintiff or defendant) or to which their Assets are subject pending or, to the Knowledge of the Seller Parties, threatened that (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions, or (b) may result in any change in the current equity ownership of any Acquired Company or Unconsolidated Entity.

3.17.2. Government Orders. Except as disclosed on Schedule 3.17, (a) no Government Order has been issued which is directly applicable to, or, to the Knowledge of the Seller Parties, otherwise affects, an Acquired Company, its Assets or the Business conducted by it in any material respect and, (b) to the Knowledge of the Seller Parties, no Government Order has been issued which is directly applicable to or otherwise affects, an Unconsolidated Entity, its Assets or the Business conducted by it in any material respect.

3.18. Insurance. Schedule 3.18 sets forth a true, correct and complete list of all third party and self insurance policies and arrangements in force as of the date of this Agreement other than automobile policies held by the Foreign Subsidiaries (the “Foreign Auto Policies”), under which any of the Acquired Companies, Unconsolidated Entities or any of the Assets, employees, officers or directors of any of the Acquired Companies, Unconsolidated Entities or the Business are currently insured (the “Liability Policies”). True, correct and complete copies of each such Liability Policy have been provided to Buyers’ representative. True, correct and complete copies of the loss-runs for the Liability Policies of the Acquired Companies for last three (3) years have been made Available for Review. All such Liability Policies and the Foreign Auto Policies are valid, binding and in full force and effect. Except as disclosed on Schedule 3.18, there is no material claim by any Acquired Company or Unconsolidated Entity pending under any Liability Policy or any Foreign Auto Policy, and no insurer or underwriter of any Liability Policy (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or any Foreign Auto Policy or (b) has threatened to cancel any Liability Policy.

3.19. No Brokers. No Acquired Company or Unconsolidated Entity, nor any or their respective Affiliates, has any Liability of any kind to, or is subject to any claim of, any broker, finder or similar agent in connection with the Contemplated Transactions other than those that will be borne by the Seller Parties.

3.20. Affiliate Transactions. Except as set forth on Schedule 3.20, no Affiliate, officer or director (or the equivalent) of any Acquired Company and/or any Family Member of any such Person is a party to or the beneficiary of any Contractual Obligation or other transaction with any Acquired Company or has any interest in any property used by any of the Acquired Companies, other than (a) with respect to the payment of compensation to officers and directors (or the equivalent) of any Acquired Company and (b) agreements and transactions solely between or among one or more Acquired Companies and/or one or more Unconsolidated Entities.

3.21. Customers and Suppliers.

(a) Schedule 3.21 sets forth a true, correct and complete list of (x) the twenty (20) largest customers of the Company and the Acquired Entities (on a consolidated basis) for fiscal years 2009 and 2010 and sets forth opposite the name of each such customer the approximate sales attributable to such customer for each such year and (y) the five (5)

largest customers of each Unconsolidated Entity, in each case for the nine-month period ended September 30, 2011.

(b) Since October 3, 2010 (or since January 1, 2011, solely with respect to the representation set forth in clause (ii) below as it relates to the Unconsolidated Entities), (i) no material supplier of the Acquired Companies or any Unconsolidated Entities has (x) indicated that it shall stop, cancel or otherwise terminate, or, to the Knowledge of the Company, intends to stop cancel or otherwise terminate, the relationship of such Person with any of the Acquired Companies or any Unconsolidated Entities, as the case may be, and (y) materially decreased, or threatened to materially decrease, the rate of supplying materials, products or services to any of the Acquired Companies or any Unconsolidated Entities, and (ii) no customer listed on Schedule 3.21 has indicated that it shall stop, cancel or otherwise terminate or materially modify or decrease, or, to the Knowledge of the Company, intends to stop, cancel or otherwise terminate or materially modify or decrease, the rate of, buying materials, products or services from any of the Acquired Companies or any Unconsolidated Entities. To the Knowledge of the Company, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby will adversely affect the relationship of any the Acquired Companies or any of the Unconsolidated Entities with any material supplier of the Acquired Companies or any Unconsolidated Entities or any Person set forth on Schedule 3.21.

3.22. Undisclosed Liabilities. The Company and the Acquired Companies do not have any liabilities or obligations, contingent or otherwise, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities in respect of the performance of the Acquired Companies of obligations under the Material Contracts, (c) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, and (d) liabilities, if any, related to or arising from any item noted on any Schedule to this Agreement, or any item that would have been disclosed on any Schedule to this Agreement, but for any materiality (including any Material Adverse Effect qualifiers) or other dollar thresholds established for disclosures required thereon.

3.23. Inventory. The inventory of the Acquired Companies (i) consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory obsolescence/write-down as reflected in the Inventory balance on the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past practices of the Acquired Companies and (ii) as the amount set forth in the Most Recent Balance Sheet is valued, in accordance with GAAP as in effect on such date, consistently applied.

3.24. Accounts Receivable. All accounts receivable of the Acquired Companies are reflected properly on their books and records (in accordance with GAAP as in effect on the Most Recent Balance Sheet Date, consistently applied), are valid receivables arising from products or services sold by the Acquired Companies, subject to no setoffs or counterclaims, but subject to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past practices of the Acquired Companies.

3.52. Sufficiency of Assets. The Assets, Permits, Leased Real Property, Owned Real Property, and Intellectual Property of the Acquired Companies constitute all the material assets, tangible and intangible, of any nature, necessary for the operation of the Business of the Acquired Companies in accordance with the past custom and practice of the Acquired Companies as presently conducted by Seller and its Affiliates in the Ordinary Course of Business.

3.26. Foreign Corrupt Practices Act and Anti-corruption Provisions.

(a) Neither the Acquired Companies, nor any of their Representatives or any other Person acting on their behalf has offered, paid, promised to pay, or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value, to (i) an executive, official, employee or agent of a Governmental Authority, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund) (“Government Official”), in order to obtain, retain, or direct business to anyone.

(b) Schedule 3.26(b) sets forth a list of each country in which any Acquired Company operates. The Acquired Companies (i) are in material compliance with the FCPA, as if they are subject to the FCPA, and with all antibribery and anticorruption laws of those countries where they operate, (ii) will not, prior to the completion of the Contemplated Transactions, authorize, offer or make payments to any Government Official that would result in a violation of any antibribery or anticorruption laws to which they are subject or the FCPA and (iii) will use no part of the consideration received by them in connection with the Contemplated Transactions for any purpose that would constitute a violation of any such laws.

(c) Neither the Acquired Companies nor any of their Representatives or any other Person acting on their behalf has conducted or initiated any internal investigation or made a disclosure (voluntarily or otherwise) to any Governmental Authority with respect to any alleged act or omission arising under or related to any noncompliance with any antibribery or anticorruption law; nor has any Acquired Company or any other Person acting on their behalf received any notice, request or citation for any actual or potential noncompliance with any such laws.

(d) No current officer or director of any Acquired Company is a Government Official.

(e) No Government Official presently owns any direct interest in any Acquired Company.

3.27. U.S. Sanctions Provisions. None of the Acquired Companies nor the Unconsolidated Entities nor, to the Knowledge of the Seller Parties, any of their Affiliates or Representatives appear on the Specially Designated Nationals List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “SDN List”). None of the proceeds or other consideration associated with the Contemplated Transactions are intended to be or will be received by, or used to fund activities or investments in or with, any country or with any entity or individual appearing on the SDN List.

3.28. No Additional Representation or Warranties. Except as provided in this Section 3, neither Seller, Parent, any of the Acquired Companies, any of the Unconsolidated Entities, any of their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to any of the Buyers or their respective Affiliates. Without limiting the foregoing, the Buyers acknowledges that it, together with its advisors, has made its own investigation of the Business, the Acquired Companies and the Unconsolidated Entities and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the Business, any of the Acquired Companies or any of the Unconsolidated Entities after the Closing, or contained in any materials provided by the Acquired Companies, any of their Affiliates or any of their respective Representatives or otherwise except, in each case, other than the representations and warranties of the Seller Parties set forth in Section 3 of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

The Buyers represent and warrant to the Seller Parties, severally and not jointly nor jointly and severally, that the following statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

4.1. Organization. Each of the Buyers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2. Power and Authorization. The execution, delivery and performance by the Buyers of this Agreement and each Ancillary Agreement to which such Buyer is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Buyer and, if applicable, have been duly authorized by all necessary actions or proceedings on the part of such Buyer. This Agreement and each Ancillary Agreement to which any Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into by such Buyer at or prior to the Closing, will be) duly executed and delivered by such Buyer and (b) is (or in the case of Ancillary Agreements to be entered into by such Buyer at or prior to the Closing, will be) a legal, valid and binding obligation of such Buyer, Enforceable against such Buyer in accordance with its terms.

4.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 4.3, no action by (including any authorization, consent, filing, notification or approval) or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyers of this Agreement and each Ancillary Agreement to which such Buyer is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyers.

4.4. Noncontravention. Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by the Buyers of this Agreement or any Ancillary Agreement to which any such Buyer is (or will be) a party nor the consummation of the Contemplated Transactions by such Buyer will: (a) assuming the taking of any action by (including any authorization, consent, filing, notification or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any Legal Requirement applicable to such Buyer; (b) result in a breach or violation of, or default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, right of first offer or first refusal, acceleration, suspension, revocation, renegotiation or cancellation of any Contractual Obligation of any such Buyer; or (c) result in a breach or violation of, or default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, right of first offer or first refusal, acceleration, suspension, revocation, renegotiation or cancellation of any such Buyer’s Organizational Documents.

4.5. No Brokers. Neither the Buyers nor any of their respective Affiliates have any Liability of any kind to any broker, finder or similar agent with respect to the Contemplated Transactions for which any Seller Party or Acquired Company could be Liable.

4.6. Litigation; Government Orders. There is no Action to which any of the Buyers is a party (either as plaintiff or defendant) or to which any of their respective assets are subject pending or, to such Buyer’s Knowledge, threatened, which in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions. No Government Order has been issued which is applicable to, or otherwise affects, any Buyer and in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions.

4.7. Investment Intent. The US Buyer and the Non-US Buyer acknowledge that the Company Units and the A&E Opco Units, when issued, will not have not been registered under the Securities Act and that the Company Units and the A&E Opco Units may not be resold absent such registration or unless an exemption therefrom is available. Each of the US Buyer and the Non-US Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the 1933 Act and is acquiring the A&E Opco Units and the Company Units, respectively, for its own account, for investment purposes only and not with a view toward distribution thereof. The US Buyer and the Non-US Buyer will not sell or otherwise dispose of any of the A&E Opco Units and the Company Units, respectively, except in compliance with the registration requirements or exemption provisions of the 1933 Act and any and all other applicable securities laws.

4.8. Availability of Funds.

(a) The Buyers have received and accepted an executed commitment letter, dated as of the date hereof (the “Commitment Letter”) from KPS Special Situations Fund III(A), L.P., KPS Special Situations Fund III (Supplemental), L.P. and KPS Special Situations Fund III (AIV), L.P. or one or more of their Affiliates, relating to the commitment of such Persons to provide debt and/or equity financing (the “Financing”) in connection with the transactions contemplated hereby. The net proceeds of the Financings described in the Commitment Letter are sufficient to pay the full US Purchase Price and Non-US Purchase Price and to make the other payments payable at the Closing hereunder, and to make all other necessary payments by it to the Company or Seller in connection with the transactions contemplated hereby.

(b) The Buyers have delivered to the Seller Parties true and complete copies of the Commitment Letter. The Commitment Letter is in full force and effect and is enforceable against the Buyers and the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors’ rights generally and by general principles of equity. As of the date hereof, the Buyers have taken all actions required to cause the Commitment Letter to be effective. As of the date hereof, and assuming the correctness of the representations and warranties in Section 3, the Buyers are not aware of any fact or circumstance in existence that would reasonably be expected to give rise to the failure to satisfy any condition precedent set forth in the Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of the Buyers under any term or condition of the Commitment Letter. As of the date hereof, and assuming the correctness of the representations and warranties in Section 3, the Buyers have no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter. The Buyers have fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement.

(c) Concurrently with the execution of this Agreement, the Buyers have delivered to the Seller Parties a limited guarantee, dated the date hereof, of each of the parties to the Commitment Letter guaranteeing the Buyers’ payment obligations hereunder to the extent of the amount of the Financing (the “Limited Guarantee”).

4.9. Hart-Scott-Rodino. The Buyers’ “ultimate parent entity” (as such term is defined in 16 C.F.R. § 801.1(a)(3)) does not have annual net sales or total assets of $13,200,000 or more as determined in accordance with 16 C.F.R. § 801.11.

4.10. No Additional Representation or Warranties. Except as provided in this Section 4, neither the Buyers nor any of their respective Affiliates or Representatives has made, or is making, any representation or warranty whatsoever to the Seller Parties or their respective Affiliates. Each Seller Party acknowledges that it, together with its advisors, has made its own investigation of the Buyers and is not relying on any implied warranties or upon any representation or warranty whatsoever provided by the Buyers, any of their respective Affiliates or Representatives or otherwise except, in each case, other than the representations and warranties of the Buyers set forth in Section 4 of this Agreement.

5.	COVENANTS.

5.1. Operation of Business. From the date of this Agreement until the Closing Date, the Seller Parties will cause the Acquired Companies to conduct the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing but subject to the following sentence, the Seller Parties shall not cause, allow or permit, and, without the prior written consent of the Buyers, no Acquired Company, will:

(a)(i) except as otherwise required by applicable Legal Requirement or any existing Company Plan as in effect on the date hereof, grant or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant; (ii) except as set forth on Schedule 5.1(a), which describes certain contemplated changes and/or transfers in the Company Plans (the “Plan Changes”) adopt, establish, enter into, amend or terminate, or increase the benefits under any Company Plan; (iii) increase the compensation (including bonuses) or benefits of any present or former employee, director, officer or consultant of any Acquired Company (except for increases in the base salary of employees in the Ordinary Course of Business consistent with past practice or provided for in any Contracts or plans in effect on the date hereof) or (iv) with respect to an Acquired Company hire or terminate the employment or services of any employee or consultant at the senior management level or above;

(b) issue, deliver or sell or otherwise dispose of any capital stock of the Acquired Companies or any Unconsolidated Entity, membership units or other securities, or indebtedness, or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity interests or redeem, split, combine, reclassify, or purchase, repurchase or otherwise acquire, any such securities (whether by merger, consolidation or otherwise), other than any redemptions of stock or other equity interests in wholly-owned Subsidiaries;

(c) other than with respect to Foreign Debt or borrowings among the Acquired Companies, create, incur, assume, suffer to exist or otherwise be liable with respect to any Debt, other than (i) the incurrence of trade indebtedness in the Ordinary Course of Business consistent with past practice or (ii) Debt drawn under credit facilities in existence on the date hereof, all of which (other than Foreign Debt) will be repaid at or prior to Closing;

(d) make any change in any method of accounting or accounting policy or accounting practices (including with respect to reserves), or policy or procedure of the Acquired Companies relating to internal controls, cash management, accounts receivable collection, or accounts payable practices, except as required by GAAP as agreed by the Acquired Companies’ independent public accountants;

(e) except as otherwise described on Schedule 5.1(c), amend any Organizational Documents (whether by merger, consolidation or otherwise);

(f) acquire, directly or indirectly (by merger, consolidation or otherwise), or dispose of any business or material investment or any material assets, securities, property or interests except for sales or dispositions of assets in the Ordinary Course of Business;

(g) except as otherwise described on Schedule 5.1(c), merge, combine or consolidate with any Person;

(h) amend, cancel or modify any Material Contract (other than customer contracts in the Ordinary Course of Business) except for immaterial amendments and renewals in the Ordinary Course of Business, or enter into any Contractual Obligation (other than customer contracts in the Ordinary Course of Business) that would constitute a Material Contract;

(i) other than as contemplated in the Cap Ex Budget, (i) sell, lease, dispose of or otherwise transfer, or create or incur any Encumbrance (other than any Encumbrance to be discharged at or prior to the Closing) on, any assets, securities, properties or interest other than in the Ordinary Course of Business or (ii) sell, assign, dispose of or otherwise transfer, any capital asset(s) other than inventory in the Ordinary Course of Business;

(j) forgive or waive any obligation or performance (past, present or future) owed to any one or more of the Acquired Companies other than in the Ordinary Course of Business;

(k) permit or make any loans, advances or capital contributions to, or investments in, any Person, except employee travel expenses incurred in the Ordinary Course of Business;

(l) except as otherwise described on Schedule 5.1(c), declare, set aside or pay any non-cash dividend or other non-cash distribution (whether in stock or property or any combination thereof) in respect of any capital stock (whether by merger, consolidation or otherwise);

(m) amend any term of any stock, membership units or other securities, indebtedness or rights exchangeable for or convertible into equity interests (whether by merger, consolidation or otherwise);

(n) incur any capital expenditures or any liabilities in respect thereof, other than (i) those contemplated by the fiscal year 2012 capital expenditure budget set forth on Schedule 5.1(n) (the “Cap Ex Budget”), and (ii) any unbudgeted capital expenditures that do not exceed $50,000 individually or $100,000 in the aggregate;

(o) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Intellectual Property, or take any action, with respect to any Intellectual Property outside the Ordinary Course of Business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(p) enter into any Contractual Obligation that limits or otherwise restricts in any material respect the Acquired Companies or any of their respective Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect the Acquired Companies, the Buyers or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(q) institute, settle or compromise any liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any Action, or other proceeding by or before any Governmental Authority;

(r) agree, commit or offer to do any of the things referred to elsewhere in this Section 5.1.

In addition, Seller Parties shall not cause, allow or permit, without the prior written consent of the Buyers, any Acquired Company to, in its capacity as an interest holder in any Unconsolidated Entity, vote in favor of, authorize or otherwise approve or consent to any action taken by an Unconsolidated Entity to the extent such action would require the consent of the Buyers pursuant to this Section 5.1 if such action was taken by an Acquired Company.

Notwithstanding the foregoing, the Seller Parties:

(i) will use commercially reasonable efforts to cause the Company and its Domestic Subsidiary and Foreign Subsidiaries to dividend and distribute to Seller any and all available Cash prior to Closing and, in any event, at least two Business Days prior to Closing; so long as, with respect to any dividend and/or distribution of Cash of the Foreign Subsidiaries, the Foreign Subsidiaries shall have in the aggregate an amount of Cash on hand that is at least $746,000 in excess of the amount required to (x) enable the applicable Foreign Subsidiary to have enough liquidity to operate in the Ordinary Course of Business and (y) not cause a negative impact on any Foreign Subsidiary’s ability to continue to borrow under any applicable foreign credit facility;

(ii) will cause the Company to make the US Distribution on the Closing Date;

(iii) are permitted to take any and all commercially reasonable actions to effect the Plan Changes;

(iv) are permitted to repay, or cause the Company and/or the Foreign Subsidiaries to repay, all or any portion of any Debt of the Foreign Subsidiaries (including, without limitation, any such repayments that constitute an unwinding of the foreign currency hedges for American & Efird (G.B.) Limited), so long as (x) each Foreign Subsidiary continues to have enough liquidity to operate in the Ordinary Course of Business and (y) any such repayment does not cause a negative impact on any Foreign Subsidiary’s ability to continue to borrow under any foreign credit facility;

(v) [reserved];

(vi) shall take, and shall cause the Company (and any other Acquired Company) to take, any and all actions to effect the Restructuring as described on Schedule 5.1(c); and

(vii) shall:

(a) prepare, in the Ordinary Course of Business (except as otherwise required by a change in Legal Requirement), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”);

(b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(c) promptly notify the Buyers of any material Actions which are pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such Action without the Buyers’ consent, which consent shall not be unreasonably withheld, delayed or conditioned;

(d) not make or revoke any material election with regard to Taxes or make any significant change in any Tax accounting method with respect to the Company or any of its Subsidiaries without the Buyer’s consent, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, however, the Seller Parties may file a Form 3115, Application for Change in Accounting Method, to change its method of accounting for self-insured liabilities relating to employee medical expenses, to treat the liability as incurred in the taxable year in which the services are provided.

(viii) are permitted to cause the Company to distribute to the Seller the Retained Insurance Policies;

(ix) to take any other action expressly permitted or required pursuant to this Section 5.

5.2. Notices and Consents. The Seller Parties will give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are required in connection with the Contemplated Transactions, and the Buyer Parties will cooperate and provide reasonable assistance to the Seller Parties in connection therewith.

5.3. Buyers’ Access to Premises; Information. From the date of this Agreement until the Closing Date, the Seller Parties will cause the Acquired Companies to permit the Buyers and their respective Representatives to have reasonable access (at reasonable times and upon reasonable notice) to the properties, key employees, customers, suppliers, books, records, contracts, financial and operating data and information and documents pertaining to the Acquired Companies and the Unconsolidated Entities and to make copies of such books, records, contracts, data, information and documents as the Buyers and their respective Representatives may reasonably request; provided, however, that the Buyers shall not be authorized to contact any of the Seller Party’s key employees, customers, or suppliers without first obtaining the consent of Parent with respect to such contact, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyers will treat and hold as confidential any Confidential Information it receives from any of the Seller Parties, the Company, or its Subsidiaries in the course of the reviews contemplated by this Section 5.3, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller Parties all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

5.4. Expenses.

5.4.1. Transaction Expenses. With respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions and the Restructuring, other than the performance bonus for the Company’s fiscal year 2011 and the Transaction Bonuses (the “Transaction Expenses”):

(a) if the Closing occurs, (y) the Seller Parties (i) will bear the Transaction Expenses of, and be entitled to the Tax benefits relating to, the Seller Parties and the Acquired Companies, including all costs and expenses incurred in connection with obtaining the Material Third-Party Consents and all other notices and consents pursuant to Section 5.2 and (ii) will not have any Liability in respect of the Transaction Expenses of the Buyers (z) the Buyers (i) will bear the Transaction Expenses of the Buyers and (ii) will not have any liability in respect of the Transaction Expenses of the Seller Parties; provided, however, that notwithstanding anything to the contrary set forth in Section 5.4.1(a) with respect to any Transaction Expenses (including all cost and expenses incurred in connection with obtaining the Material Third-Party Consents and all other notices and consents pursuant to Section 5.2), in the case of (i) Transfer Taxes, and (ii) filing or notice fees incurred in connection with the Restructuring or the Contemplated Transactions that are reasonable and documented third-party, out of pocket costs, that would not have been incurred by any of the Seller Parties or the Company or any of its Affiliates if the Contemplated Transaction was structured as only a purchase of the stock of the Company by a Delaware corporation, assuming that the Restructuring did not occur (the “Shared Incremental Expenses”), the Buyers shall pay, or reimburse the Seller Parties for the first $250,000 of all Shared Incremental Expenses and 50% of all Shared Incremental Expenses incurred in excess of $250,000 (the “Expense Reimbursement”); and

(b) if the Closing does not occur (other than as a result of a breach of this Agreement), the Buyers will not have any Liability in respect of the Transaction Expenses of the Seller Parties or the Acquired Companies nor will the Seller Parties or the Acquired Companies have any Liability in respect of the Transaction Expenses of the Buyers.

5.4.2. Employee Bonuses. With respect to (i) any bonus obligation respecting the Company’s fiscal year 2011 or prior fiscal years, (ii) any severance obligation respecting any period prior to the Closing (other than that attributable to the Excluded Employees), (iii) bonuses pursuant to the Company’s Incentive Compensation Plan for all U.S. plan participants respecting the period between October 3, 2011 through the Closing and (iv) any other transaction-related bonuses, success fees, change in control payments, discretionary bonuses, “stay” payments, severance and other similar compensatory payments to be made to Employees in connection with the Contemplated Transactions (and any similar payment obligations of any Acquired Company relating to any past or current transaction, arrangement or agreement (each a “Transaction Bonus”), the Seller Parties shall cause the applicable Acquired Company to make any such payments prior to the Closing.

5.5. Publicity . Promptly following execution of this Agreement, the Parties and/or their Affiliates shall issue a press release, in form and substance heretofore agreed. No other public announcement or disclosure will be made by any Party, with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the other Parties; provided, however, that the provisions of this Section 5.5 will not prohibit any disclosure reasonably advisable in order to comply with, or required by any applicable Legal Requirements (in which case the disclosing Party will provide the other Parties with the opportunity to review in advance the disclosure), any disclosure made pursuant to a request from a Governmental Authority to the extent that failure to satisfy any such request would reasonably result in adverse consequences to such disclosing Party or any of its Affiliates, or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Buyer hereby reaffirms its obligations under the letter agreement dated as of June 8, 2011 between KPS Capital Partners and Parent (the “NDA”). Notwithstanding anything to the contrary contained in this Section 5.5 or the NDA, none of the forgoing shall restrict communications between the Buyers and the investors or potential investors of the Buyers or its and their Affiliates in the Ordinary Course of Business.

5.6. Further Assurances. From and after the Closing Date, upon the request of any Seller Party or the Buyers, each of the Parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

5.7. Employee Benefit Matters.

5.7.1. Continuing Employment. The Parties hereby acknowledge and agree that, as of the Closing those Employees who are employed by an Acquired Company immediately prior to the Closing, (including an Employee on medical, disability, family or other authorized leave of absence, provided such Employee returns to active duty within one hundred eighty (180) days following the Closing Date unless prohibited by local Legal Requirements), but not including any Employee on layoff, unauthorized leave of absence or other leave for bad behavior, will remain employees of the Acquired Companies immediately following consummation of the transactions contemplated by this Agreement, and will be referred to herein as “Continuing Employees.” For a period of one year after the Closing (the “Continuation Period”), and subject to the further provisions of this Section 5.7: each of the Buyers shall provide or cause its Affiliates to provide to each Continuing Employee (1) base wages or salaries, as applicable, at least equal to those provided to such Continuing Employee immediately prior to the Closing; (2) annual incentive or bonus opportunities that are comparable, in the aggregate, to the annual incentive or bonus opportunities provided to such Continuing Employee immediately prior to the Closing; provided, however, that such commitment shall not apply to any Buyer Equity Plan; provided, further, that the US Buyer hereby agrees to keep the Company’s Incentive Compensation Plan for 2012 and all contingent awards previously granted thereunder in effect for all Company Continuing Employees (other than the Listed Continuing Employees) for the remainder of the Company’s fiscal year 2012, and (3) employee benefit plans, programs, policies and arrangements that are comparable, in the aggregate, to the employee benefit plans, programs, policies and arrangements provided to such Continuing Employee immediately prior to the Closing; provided, however, that such commitment shall not apply to the Parent’s Supplemental Executive Retirement Plan or the Parent’s Flexible Deferral Plan.

5.7.2. Employee Welfare Benefit Plans. On the Closing Date, the US Buyer or its Affiliates shall have in effect employee welfare benefit plans for the benefit of Company Continuing Employees on and after the Closing Date. Any such employee welfare benefit plan will give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Company Continuing Employees with respect to similar Employee Plans in which such Company Continuing Employees participated prior to the Closing Date. With respect to employee welfare benefit plans that provide health, dental, medical, life insurance, short-term disability, accidental death and dismemberment and other welfare benefits, Seller Parties shall retain responsibility for and continue to pay all plan expenses and benefits for each Company Continuing Employee with respect to claims incurred by such Company Continuing Employees or their covered dependents before the Closing provided such claims are submitted for payment within three hundred sixty-five (365) days after the Closing Date (including expenses or hospital confinements existing on the Closing Date), in each case, to the extent the aggregate amount of any and all such claims and related expenses and benefits exceed the reserve therefor set forth on the Final Statement or is not otherwise recoverable by the Company under applicable insurance policies. Seller Parties shall have no responsibility for expenses and benefits relating to any such claims incurred by Company Continuing Employees after the Closing Date (including for pre-existing conditions) under employee welfare benefit plans sponsored by the US Buyer or its Affiliates after the Closing. The US Buyer shall be responsible for and pay all benefits due for each Company Continuing Employee with respect to claims incurred by such Company Continuing Employees or their covered dependents before the Closing (including expenses or hospital confinements existing on the Closing Date) to the extent such claims are submitted for payment more than three hundred sixty-five (365) days after the Closing Date.

5.7.3. Service Credit. The US Buyer shall cause the Company Employees to be given full credit for all service with Seller Parties, the Company or an Affiliate prior to the Closing Date for all purposes (including eligibility, vesting and benefit accrual) under any Employee Plan (other than any Buyer Equity Plan) in which such Company Employees participate from and after the Closing Date to the same extent such service was recognized by Seller Parties, the Company or an Affiliate immediately prior to the Closing Date except as would result in duplication of benefits.

5.7.4. Defined Contribution Plan.

(a) Each Company Continuing Employee and other Company Employee participating in the Parent’s Retirement and Savings Plan (the “Parent Savings Plan”) immediately prior to the Closing Date (the “Savings Plan Employees”) shall continue to participate in, and in the case of Company Continuing Employees, to accrue benefits under, the Parent Savings Plan until November 30, 2011 (the “Savings Plan Transfer Date”). The US Buyer or its Affiliates shall promptly remit to the trustee for the Parent Savings Plan all contributions required to made on behalf of Savings Plan Employees with respect to the period from the Closing Date to the Savings Plan Transfer Date.

(b) On or before the Savings Plan Transfer Date, the US Buyer or its Affiliates shall have in effect a defined contribution plan (the “Buyer DC Plan”). Each Savings Plan Employee shall become a participant in the Buyer DC Plan as of the Savings Plan Transfer Date. The Buyer DC Plan shall be intended to be qualified under Section 401(a) and other applicable provisions of the Code and shall provide for employer contribution levels and other provisions applicable to the Savings Plan Employees comparable to the employer contribution levels and other provisions applicable to the Savings Plan Employees under the Parent Savings Plan immediately prior to the Closing. The US Buyer shall maintain, or shall cause to be maintained, such contribution levels and other provisions under the Buyer DC Plan throughout the Continuation Period. For the avoidance of doubt, the Buyer DC Plan shall not be required to provide, as matching contributions or otherwise, securities issued by the US Buyer or any of its Affiliates, or to offer such securities as an investment option. As soon as reasonably practicable following the Savings Plan Transfer Date, Parent shall cause the trustee of the Parent Savings Plan to transfer, in kind (including the securities of Parent) and in accordance with Section 414(l) of the Code, the full account balances of the Savings Plan Employees under the Parent Savings Plan to the appropriate trustee as designated by the US Buyer under the trust agreement forming part of the Buyer DC Plan; it being understood that, except as otherwise provided under applicable Legal Requirements, none of the US Buyer, any of its Affiliates nor the Buyer DC Plan shall assume any liabilities, obligations or expenses related to the Parent Savings Plan other than the obligation to administer the transferred account balances in accordance with the Buyer DC Plan and applicable Legal Requirements (including Section 414(l) of the Code). Such transfer shall include and give effect to outstanding loan balances under the Parent Savings Plan as of the Savings Plan Transfer Date. Such transfers may be made in installments as mutually agreed between Parent and the US Buyer. Parent shall make all necessary amendments to the Parent Savings Plan to provide for the transfer of assets described in this Section 5.7.4, and Parent and the US Buyer shall cooperate to make all filings with applicable government authorities required with respect to such transfer and to effect the transfer contemplated by this Section 5.7.4. Parent shall make all required contributions that relate to periods (whether or not full payroll periods) ending on or prior to the Closing Date. Each Savings Plan Employee shall remain a participant in the Parent Savings Plan with respect to his or her account balance until the trust-to-trust transfer contemplated by this Section 5.7.4 is completed, and during such time, the account balance for such employee shall be credited with applicable earnings and such employee shall have the right to withdraw any portion of his or her account balance in accordance with the terms of the Parent Savings Plan.

5.7.5. Defined Benefit Plan. The Company Continuing Employees shall cease to be eligible to actively participate in, or to accrue benefits under, Parent’s Employees’ Pension Plan, which is a single employee plan (within the meaning of Title IV of ERISA) and is not a plan described in Sections 413(b) or (c) of the Code (the “Parent Pension Plan”) as of the Closing. Effective as of the Closing Date, The US Buyer or its Affiliates shall have in effect a defined benefit pension plan (the “Buyer Pension Plan”). Each Company Continuing Employee and other Company Employees participating in the Parent Pension Plan as of the Closing Date (“Pension Plan Employees”) shall become a participant in the Buyer Pension

Plan on the Closing Date. The Buyer Pension Plan shall be intended to be qualified under Section 401(a) and other applicable provisions of the Code and shall have provisions applicable to Pension Plan Employees that are substantially similar to the provisions applicable to Pension Plan Employees under the Parent Pension Plan as of the Closing. The Parties intend that the liabilities and assets of the Parent Pension Plan attributable to Pension Plan Employees shall be transferred to the Buyer Pension Plan in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. No later than thirty (30) days prior to the Closing Date, Parent and the US Buyer (acting directly or through their respective Affiliates) shall, to the extent necessary, file an IRS Form 5310-A regarding the transfer of assets and liabilities from the Parent Pension Plan to the Buyer Pension Plan.

(a) As soon as reasonably practicable following the Closing Date, Parent shall cause the actuary for the Parent Pension Plan to determine the estimated value, as of the Closing Date, of the assets to be transferred to the Buyer Pension Plan in accordance with the Pension Benefit Guaranty Corporation safe-harbor assumptions and methods described in Section 4044 of ERISA and related regulations applicable on the Closing Date (the “Estimated Pension Transfer Amount”).

(b) On the Closing Date, Parent shall transfer to the Buyer Pension Plan an amount in cash at least sufficient to fund benefit payments to Pension Plan Employees reasonably projected to be required under the Buyer Pension Plan prior to the Initial Transfer Date (the “Initial Cash Transfer”). Within thirty (30) days (or such later time as mutually agreed to by the Parties) following the determination of the Estimated Pension Transfer Amount, Parent and the US Buyer (each acting directly or through their respective Affiliates) shall cooperate in good faith to cause an initial transfer of assets (the date of such transfer, the “Initial Transfer Date”) from the trust for the Parent Pension Plan to the trust for the Buyer Pension Plan in an amount equal to ninety (90%) percent of the Estimated Pension Transfer Amount minus the Initial Cash Transfer, adjusted to reflect earnings or losses during the period from the Closing Date to the Initial Transfer Date (such amount, the “Initial Transfer Amount”). Such earnings or losses shall be determined based on the actual rate of return of the Parent Pension Plan for the period commencing on the Closing Date and ending immediately prior to the Initial Transfer Date. Parent shall satisfy its obligation pursuant to this section by transferring assets having a then fair market value equal to the Initial Transfer Amount, such transfer shall be made in cash or, if and to the extent Buyer so requests and Seller agrees, in kind; provided, that with respect to three Specified Investments, such transfer shall be made in kind and (i) shall be made, with respect to those Specified Investments, on a pro rata basis and (ii) shall not be required to represent a larger percentage of the Initial Transfer Amount than the percentage of those Specified Investments represented of the entire portfolio at September 30, 2011 (estimated at 16.5%). For purposes of this paragraph, “Specified Investments” means the investments set out in Schedule 5.7.5(b).

(c) Within one hundred and twenty (120) days following the Initial Transfer Date, Parent shall cause the actuary for the Parent Pension Plan to provide the US Buyer with a revised calculation of the value, as of the Closing Date, of the assets to be transferred to the Buyer Pension Plan determined in accordance with the assumptions and valuation methodology described above (the “Revised Pension Transfer Amount”). The actuary for the Parent Pension Plan and the actuary for the Buyer Pension Plan shall cooperate in good faith to verify the Revised Pension Transfer Amount in a timely manner. In the event the actuary for the Buyer Pension Plan determines that the value, as of the Closing Date, of the assets to be transferred to the Buyer Pension Plan differs from the Revised Pension Transfer Amount, the actuary for the Buyer Pension Plan and the actuary for the Parent Pension Plan shall use good faith efforts to reconcile any such difference. If the actuary for the Buyer Pension Plan and the actuary for the Parent Pension Plan fail to reconcile such difference and (A) the calculation by the actuary for the Buyer Pension Plan is within one percent (1%) of the Revised Pension Transfer Amount, the average of the Revised Pension Transfer Amount and the calculation by the actuary for the Buyer Pension Plan shall be used; or (B) the difference between the calculation by the actuary for the Buyer Pension Plan and the Revised Pension Transfer Amount exceeds one percent (1%), the actuary for the Buyer Pension Plan and the actuary for the Parent Pension Plan shall jointly designate a third, independent actuary whose calculation of the value, as of the Closing Date, of the assets to be transferred to the Buyer Pension Plan shall be final and binding; provided, that, such calculation must be performed in accordance with the assumptions and valuation methodology set forth above. The US Buyer and Parent shall each pay one-half of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Closing Date, of the assets to be transferred to the Buyer Pension Plan as determined in accordance with this section shall be referred to as the “Final Pension Transfer Amount.”

(d) Within thirty (30) days of the determination of the Final Pension Transfer Amount, Parent shall cause the trust for the Parent Pension Plan to transfer to the trust for the Buyer Pension Plan (the date of such transfer, the “Final Transfer Date”) an amount, in cash, equal to (A) the Final Pension Transfer Amount minus (B) the sum of (1) the Initial Cash Transfer, (2) the Initial Transfer Amount (determined as of the Closing Date and prior to adjustment for post-Closing earnings and losses), and (3) the aggregate amount of any payments made from the Parent Pension Plan to Pension Plan Employees in order to satisfy any benefit obligation with respect to such Pension Plan Employees during the period commencing on the Closing Date and ending on the date of the Initial Cash Transfer (such amount the “True-Up Amount”); provided, that, the True-Up Amount shall be adjusted to reflect earnings or losses through the Final Transfer Date; and provided, further, that in the event the sum of clauses (1), (2) and (3) above is greater than the Final Pension Transfer Amount, Parent shall not be required to cause any such additional transfer and instead the US Buyer shall be required to cause a transfer of cash from the trust for the Buyer Pension Plan to the trust for the Parent Pension Plan in an amount equal to the amount by which the sum of clauses (1), (2) and (3) above exceeds the Final Pension Transfer Amount. The Parties acknowledge that the Parent Pension Plan’s transfer of the True-Up Amount to the Buyer Pension Plan shall be in full settlement and satisfaction of the obligations of Parent and Parent Pension Plan to transfer assets to the Buyer Pension Plan pursuant to this section, except as Section 414(l) of the Code or Section 208 of ERISA may require. The True-Up Amount shall be paid from the trust for the Parent Pension Plan to the trust for the Buyer Pension Plan, in cash, and adjusted to reflect earnings or losses during the period from the Closing Date to the Final Transfer Date. Such earnings or losses shall be determined based on the actual rate of return of the Parent Pension Plan for the period commencing on the Closing Date and ending immediately prior to the Final Transfer Date.

5.7.6. Supplemental Life Insurance Plans. The Company Continuing Employees shall cease to be eligible to participate in Parent’s Executive Bonus Insurance Plan and Key Employee Life Insurance Plan (collectively, the “Parent Life Insurance Plans”) as of the Closing Date. On the Closing Date, the US Buyer or its Affiliates shall have in effect two life insurance plans which shall provide benefit formulas and provisions that are identical to the benefit formulas and provisions applicable to Company Continuing Employees under the Parent Life Insurance Plans as of the Closing Date (the “Buyer Life Insurance Plans”). The US Buyer shall maintain the Buyer Life Insurance Plans for three years following the Closing Date, and with respect to the Listed Continuing Employees, as applicable, for such period as required to meet the terms of the Employment Agreements.

5.7.7. Survivor’s Benefit Program. Company Employees shall cease to participate in Parent’s Survivor’s Benefit Program as of the Closing Date. On the Closing Date, the US Buyer or its Affiliates shall have in effect a plan which shall provide a survivor benefit and provisions that are identical to the survivor benefit and provisions applicable to those Company Employees covered under Parent’s Survivor’s Benefit Program as of the Closing Date, and the US Buyer or its Affiliates shall maintain that plan throughout the Continuation Period.

5.7.8. Parent Deferred Compensation Plans. Notwithstanding any other provision of this Agreement to the contrary, Parent shall retain all Liabilities, obligations and commitments with respect to Continuing Employees under Parent’s Supplemental Executive Retirement Plan and Flexible Deferral Plan. The Parent acknowledges that under the terms of such plan, each participating Continuing Employee shall become vested in his or her benefits as a result of consummation of the Contemplated Transactions, and Parent shall administer such benefits in accordance with such vesting.

5.7.9. Parent Equity-Based Compensation Plans. Notwithstanding any other provision of this Agreement to the contrary, Parent shall retain all liabilities, obligations and commitments with respect to the all awards granted to Continuing Employees under Parent’s equity-based incentive compensation plans. Prior to the Closing, Parent shall take all actions reasonably required in order to vest any outstanding awards to the Company Continuing Employees under such plans.

5.7.10. COBRA. Effective as of the Closing Date, the US Buyer shall assume all obligations, liabilities and commitments in respect of providing notices and making available the health care continuation coverage required by COBRA for all Company Continuing Employees (and their qualifying spouses or dependents) who become eligible for such coverage at any time following the Closing Date. With respect to all Company Employees (and their qualifying spouses and dependents) who become eligible for such coverage at any time prior to the Closing Date, and with respect to all Company Employees who are not Company Continuing Employees and who become eligible for such coverage at any time after the Closing Date, Seller Parties shall retain all obligations, liabilities and commitments in respect of such Company Employees under COBRA.

5.7.11. No Rights Conferred on Employees. The US Buyer and the Seller Parties acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of the US Buyer and the Seller Parties and nothing contained herein shall be construed as an amendment to any employee benefit plan, program, arrangement or contract or create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of the US Buyer or the Seller Parties or their respective Affiliates, or any dependent or beneficiary thereof and nothing herein shall prevent the US Buyer from amending, modifying or terminating any plan or arrangement or from terminating any employee.

5.8. Tax Matters.

5.8.1. Except as provided otherwise in Section 5.4.1(a), all Transfer Taxes incurred in connection with the Contemplated Transactions shall be paid one-half by the Buyers and one-half by Seller when due. Seller shall file, to the extent it is required to do so by applicable Tax laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Buyers or the Company shall file any other Tax Returns and other documentation with respect to such Transfer Taxes. To the extent required by applicable Tax laws, the Seller, the Buyers and each Acquired Company will join in the execution of any such Tax Returns or other documentation. Each Party shall be entitled to any foreign Tax credits or other Tax benefits resulting from or attributable to the Transfer Taxes paid by such Party.

5.8.2. Any Tax Return to be prepared pursuant to the provisions of this Section 5.8.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Tax laws or changes in fact. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax Return filing obligations following the Closing Date:

(a) Seller shall prepare or cause to be prepared at its expense and file or cause to be filed all United States federal, state and local Income Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date regardless of when they are to be filed. Seller shall deliver such Tax Returns (or in the case of a consolidated, combined, or unitary Tax Return, the portion of any such Tax Return that relates to one or more of the Acquired Companies) to the US Buyer (together with supporting schedules reasonably requested by the US Buyer) for its review at least forty-five (45) days prior to the date on which such Tax Return is required to be filed. The US Buyer shall review such Tax Returns within twenty (20) days after the delivery of such Tax Returns (the “Tax Review Period”). The US Buyer will be deemed to have approved such Tax Returns as prepared by Seller if it does not submit comments within such Review Period. If the US Buyer delivers comments to the Seller within such Review Period, Buyer and Seller shall use good faith efforts to resolve any dispute in connection with such comments. In the event the US Buyer and Seller are unable to agree on any such revisions within ten (10) days after US Buyer provides its comments, the US Buyer and Seller shall engage an independent public accounting firm mutually acceptable to the US Buyer and the Seller whose determination shall be final and binding on the Parties. Such accounting firm shall resolve the dispute within twenty (20) calendar days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 5.8.2(a), the Seller shall be entitled to file on behalf of the Acquired Companies, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. In the event the independent public accounting firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, the Seller shall cause an amended Tax Return to be filed that reflects such resolution. The fees and expenses of such accounting firm shall be borne in the manner set forth in the final two sentences of Section 2.5.5. Seller shall timely pay, or cause to be timely paid, the United States federal, state and local Income Taxes payable by the Acquired Companies with respect to such periods.

(b) Except as expressly provided in Section 5.8.2(a), the Buyers shall prepare or cause to be prepared at its expense and file or cause to be filed any and all Tax Returns for the Acquired Companies for any and all Tax periods ending on or prior to the Closing Date and for Tax periods which begin before or on the Closing Date and end after the Closing Date, in each case, regardless of when they are to be filed. With respect to such Tax Returns, if the Seller requests in writing, Buyers shall deliver a copy of such Tax Returns to the Seller (together with supporting schedules reasonably requested by the Seller) for its review at least forty-five (45) days prior to the date on which such Tax Return is required to be filed. The Seller shall review such Tax Returns within the Tax Review Period. The Seller will be deemed to have approved such Tax Returns as prepared by the Buyers if it does not submit comments within such Review Period. If the Seller delivers comments to the Buyers within the Review Period, the Buyers and the Seller shall use good faith efforts to resolve any dispute in connection with such comments. In the event the Buyers and the Seller are unable to agree on any such revisions within ten (10) days after the Seller provides its comments, the Buyers and the Seller shall engage an independent public accounting firm mutually acceptable to the Buyers and the Seller whose determination shall be final and binding on the Parties. Such accounting firm shall resolve the dispute within twenty (20) calendar days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 5.8.2(b), the Buyers shall be entitled to file on behalf of the Acquired Companies, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. In the event the independent public accounting firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, the Buyers shall cause an amended Tax Return to be filed that reflects such resolution. The Seller shall pay, or cause to be paid, at the times set out in Section 5.8.2(c), the foreign Income Taxes due and payable by the Acquired Companies with respect to a Tax period or portion thereof ending on or before the Effective Time, but only to the extent such Taxes, in the aggregate, exceed the amount accrued for foreign Income Taxes in computing Working Capital as reflected on the Final Statement. With respect to a Tax period of an Acquired Company that begins before and ends on or after the Closing Date, the portion of such Taxes attributable to the portion of such Tax period ending on the Effective Time shall be determined based on an interim closing of the books of such Acquired Company as of the Effective Time.

(c) On or before October 15, 2012, the Buyers shall (x) notify the Seller of the amount, if any, due from the Seller in respect of foreign Income Taxes pursuant to Section 5.8.2(b), determined by reference to the foreign Income Tax Returns filed by the Acquired Companies on or before September 30, 2012, and (y) provide the Seller a copy of all such foreign Income Tax Returns and a schedule in reasonable detail of the amount, if any, due from the Seller in respect of such Taxes pursuant to Section 5.8.2(b) (together with supporting workpapers and other documents reasonably requested without undue delay by the Seller). Any amount so due from the Seller shall be paid within twenty (20) Business Days following Buyer’s delivery of such Tax Returns, schedule and supporting documents. For any foreign Income Tax Returns filed by the Acquired Companies after September 30, 2012, the Buyers shall notify the Seller quarterly, with the first such notice to be provided on January 15, 2013, of the amount of foreign Income Taxes payable with respect to such Tax Returns filed in the preceding quarter that are attributable to a period ending on or before the Effective Time, including a copy of such foreign Income Tax Returns and a schedule in reasonable detail of the amount, if any, due from the Seller in respect of such Taxes pursuant to Section 5.8.2(b) (together with supporting workpapers and other documents reasonably requested without undue delay by the Seller). Any amount due from the Seller with respect to foreign Income Tax Returns filed after September 30, 2012 shall be paid within twenty (20) Business Days following Buyer’s delivery of such Tax Returns, schedule and supporting documents.

(d) If, following the filing of the last foreign Income Tax Return of any of the Acquired Companies for a Tax period that ends on or before or includes the Closing Date (or, to the extent any item on such Tax Return is disputed pursuant to the provisions of 5.8.2(b), the final resolution of such dispute and, if required, the filing of an amended Tax Return), the amount of foreign Income Taxes due and payable by the Acquired Companies attributable to periods ending on or before the Effective Time is less than the aggregate amount accrued as a current liability for such Taxes in determining Working Capital, the Buyers shall promptly, and in any event within thirty (30) days of the date on which a notice is to be provided to the Seller pursuant to Section 5.8.2(c) with respect to such Tax Return, pay an amount equal to such excess to the Seller.

(e) Notwithstanding the forgoing, if the aggregate amount accrued for foreign Income Taxes in computing Working Capital as reflected on the Final Statement (the “Foreign Income Tax Accrual”) exceeds the aggregate amount of foreign Income Taxes payable by the Acquired Companies with respect to a Tax period or portion thereof ending on or before the Effective Time as computed in accordance with the last sentence of Section 5.8.2(b) (the “Actual Foreign Income Tax Liability”) and determined by reference to the foreign Income Tax Returns filed by the Acquired Companies on or before December 31, 2012, the Buyers shall (x) notify the Seller of such amounts, (y) provide the Seller a copy of all foreign Income Tax Returns not previously provided and a schedule in reasonable detail showing the amount by which the Foreign Income Tax Accrual exceeds the Actual Foreign Income Tax Liability, as determined by reference to the foreign Income Tax Returns filed by the Acquired Companies on or before December 31, 2012, and pay such amount to the Seller within twenty (20) Business Days following Buyer’s delivery of such Tax Returns, schedule. For any foreign Income Tax Return filed after December 31, 2012 to which Section 5.8.2(b) applies, if the Foreign Income Tax Accrual exceeds the Actual Foreign

Income Tax Liability as computed pursuant to this Section 5.8.2(e), then Section 5.8.2(b) and Section 5.8.2(c) shall be applied as if the Foreign Income Tax Accrual amount at the Effective Time was zero.

5.8.3. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Acquired Companies and the Unconsolidated Entities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. In addition to the forgoing, within ninety (90) days after the Closing Date, the Buyers shall cause each of the Acquired Companies to prepare and provide to Parent a package of Tax information materials, including such schedules and work papers as reasonably requested by Parent to enable Parent to prepare and file all Tax Returns (i) required to be filed by or with respect to Parent or its Affiliates (including Forms 5471, earnings and profits, foreign tax credits, and foreign bank account information), and (ii) required to be filed by Parent pursuant to Section 5.8.2(a); provided, however, to the extent such Tax information pertains to Tax Returns to be filed by Parent with respect to the fiscal year ended October 2, 2011, the Buyers shall cause the Acquired Companies to deliver such Tax information materials to Parent no later than February 15, 2012. Within ninety (90) days after the end of the calendar year that includes the Closing Date, and within ninety (90) days after the end of each succeeding calendar year to the extent such Tax information is required to be included in a Tax Return filed by Parent or its Affiliates, the Buyers shall cause each of the Acquired Companies and Unconsolidated Entities to prepare and provide to Parent an updated package of such Tax information materials incorporating any additional information required with respect to such calendar year (including information regarding United States earnings and profits). The Buyers shall cause such packages to be prepared in good faith in a manner (including method of accounting and presentation) consistent with Parent’s past practice.

5.8.4. The Buyers shall cause each of the Acquired Companies and the Unconsolidated Entities (i) to retain all books and records with respect to Tax matters pertinent to such Acquired Company or Unconsolidated Entity relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by or on behalf of Seller or the Buyers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority. On or after the end of such period, the Buyers shall provide the Seller Parties with at least ten (10) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Parties shall cooperate with each other, as reasonably requested, in the conduct of any audit or other proceeding relating to Taxes involving an Acquired Company, an Unconsolidated Entity or the Business. Any information obtained pursuant to this Section 5.8 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

5.8.5.

(a) In the case of any audit, examination, or other proceeding (“Tax Proceeding”) that solely relates to (i) any Pre-Closing Tax Period, (ii) to a Tax Return of any consolidated, combined or unitary group of which Seller and the Company were members, or (iii) Taxes for which any Buyer is indemnified pursuant to this Agreement, the applicable Buyer shall notify the Seller of such Tax Proceeding within fifteen (15) days after the receipt by such Buyer or any Acquired Company of written notice thereof; provided, however, that the failure to give such notice shall not effect such Buyer’s rights hereunder, except to the extent that the Seller has been actually prejudiced thereby. The Buyers shall afford Seller, at Seller’s expense, the opportunity to control the conduct of such Tax Proceeding and the Buyers shall have the right to attend or participate in such Tax Proceeding; provided, however, the Buyers shall not have the right, to attend or participate in any Tax Proceeding that relates to a consolidated, combined or unitary Tax Return of Parent. Seller shall not settle, compromise or concede any such Tax Proceeding (excluding, however, any Tax Proceeding that relates to a consolidated, combined or unitary Tax Return of Parent) without the consent of the Buyers, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) In the case of a Tax Proceeding that relates to Taxes for which the Seller is or may be liable pursuant to this Agreement, other than a Tax Proceeding described in Section 5.8.5(a), the Buyers shall control the conduct of such Tax Proceeding, but Parent shall have the right to attend and participate in such Tax Proceeding at its own expense, and the Buyers shall not settle, compromise and/or concede such Tax Proceeding without the consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

5.8.6. To the extent not included in the Final Statement as adjusted pursuant to Section 2.5.6, any refund, credit, or reduction in Income Taxes paid or payable by or with respect to an Acquired Company shall, when actually realized, be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to any Tax period or portion thereof ending on or before the Effective Time; and (ii) to the Buyers if attributable to any Tax period or portion thereof beginning after the Effective Time.

5.8.7. Any tax-sharing agreements or similar agreements between the Seller Parties, on the one hand, and the Company and its Domestic Subsidiary, on the other, shall be terminated as of the Closing Date and, after the Closing Date, none of the Seller Parties nor any of their remaining Affiliates, nor any of the Acquired Companies, shall be bound thereby or have any liability thereunder.

5.8.8. Except as otherwise provided herein, on the Closing Date, none of the Acquired Companies shall take, and none of the Buyers or Seller shall cause or permit any of the Acquired Companies to take, any action not in the Ordinary Course of Business of such Acquired Company.

5.8.9. Except as otherwise provided herein, on the Closing Date, none of Seller, the Buyers or their respective Affiliates (including the Acquired Companies) shall cause or permit any Domestic Subsidiary to incur, any “extraordinary item” as defined in Treasury Regulation section 1.1502-76(b)(2)(ii)(C).

5.8.10. Unless otherwise required by applicable Legal Requirement, (i) neither Buyers nor any of their Affiliates shall make or change, or permit any Acquired Company to make or change, any Tax election, or take any action or enter into any transaction, in each case after the Closing, that results in any increased Tax liability of a Seller Party or any of its Affiliates, or that increases the indemnification obligation of any Seller Party under this Agreement, and (ii) neither the Buyers nor any of their Affiliates shall cause or permit any Acquired Company to file an amended Tax Return with respect to any Tax period ending on or before the Closing Date, or any Tax period which begins before or on the Closing Date and ends after the Closing Date, without obtaining the prior written consent of the Seller, which consent in the case of Tax Returns that are part of a consolidated, combined or unitary Tax Return may be withheld by the Seller in its discretion, and which consent in the case of other Tax Returns shall not be unreasonably withheld by the Seller.

5.8.11. The US Buyer shall cause the Domestic Subsidiary to file such Tax elections as are permitted by law to irrevocably relinquish and forego, with respect to any net operating loss or capital loss arising in Tax periods or portions thereof beginning after the Closing Date, the carryback of such net operating loss for United States federal, state or local Income Tax purposes to any Tax period or portion thereof of the Domestic Subsidiary ending on or before the Closing Date, including, without limitation, an election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B).

5.8.12. The purchase of the Company Units and the A&E Opco Units contemplated by this Agreement will, for U.S. federal Income tax purposes, be treated as an asset purchase by the Seller Parties and the Buyer. All U.S. federal Income Tax incurred by the Seller Parties upon the sale of the Company Units and the A&E Opco Units by Seller to the Non-US Buyer and the US Buyer, respectively pursuant to this Agreement shall be borne by the Seller, and all items of income, gain, loss or deduction recognized by the Domestic Subsidiary on the Closing Date under Treasury Regulation Section 1.1502-13 as a result of such sale of interests shall be included on the U.S. federal Income Tax Return of the Seller Parties. Each of the Seller Parties and the Buyers shall report, and shall cause each of their Affiliates and all persons related thereto within the meaning of Section 267(b) of the Code (including, without limitation, the Company and its Domestic Subsidiary) to report for all Tax purposes all items of income, gain, loss, deduction or credit of the Company or its Domestic Subsidiary in a manner fully consistent with this Section 5.8.12 unless required to do so by applicable law or a final determination.

5.8.13. Upon the request of the Buyers, Parent shall join with the Buyers in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax law (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Domestic Subsidiary. Any such request shall be made by the Buyers in writing no later than 180 days after the Closing Date. In the event the Buyers do not request that Parent join in making the Section 338(h)(10) Election, the remainder of the provisions of this Section 5.8.13 shall not apply. The Non-U.S. Buyer shall prepare and timely file an election under Section 338(g) of the Code with respect to the Foreign Subsidiaries, and shall prepare and timely file all other forms and documents required in connection with such Section 338(g) elections.

(a) The Buyers shall prepare and timely file all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, the Buyers and Parent each shall execute two copies of Internal Revenue Service Form 8023 (or successor form). Seller shall execute (or cause to be executed) and deliver to the Buyers such additional documents or forms as are reasonably requested in writing by Buyers to complete the Section 338(h)(10) Election at least 10 days prior to the date such documents or forms are required to be filed, and will not take any action, or refrain from taking any action, if doing so could frustrate such election or otherwise make such election ineffective or unavailable.

(b) The Buyers shall determine and allocate the “aggregate deemed sales price” (“ADSP”) with respect to the assets of the applicable Acquired Companies in accordance with Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder or comparable provisions for state, local and foreign Tax law (the “ADSP Allocation”). The Buyers shall forward a draft of the ADSP Allocation to Seller for Seller’s review and approval, such approval not to be unreasonably withheld. If the Seller approves of the ADSP Allocation, (i) the Buyers and Seller and their respective Affiliates shall be bound by the Section 338(h)(10) Election and the ADSP Allocation for all Tax purposes, and (ii) the Buyers and Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the ADSP Allocation and shall take no position contrary thereto unless required to do so by applicable law or a final determination.

5.9. Financing. The Buyers shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and obtain the Financing on the terms described in the Commitment Letter. The Buyers shall not amend the terms of the Commitment Letter without the prior written consent of the Seller Parties.

5.10. Discontinued Facilities. Prior to the Closing, Seller Parties shall cause the Company and any of its Subsidiaries to distribute (directly or indirectly) to Seller the three currently unused facilities (land and building) set forth on Schedule F (the “Discontinued Facilities”).

5.11. Intercompany Agreements. Prior to the Closing, all agreements and arrangements between a Seller Party on the one hand, and the Company or one or more of its Subsidiaries on the other hand, including those set forth on Schedule H, shall be terminated and neither the Company nor any Subsidiary shall have any further liabilities or obligations thereunder.

5.12. Exclusivity. No Seller Party will (and Seller Parties will not cause or permit any Acquired Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer (whether made following the date hereof or with respect to any proposal or offer (or modification thereof) received prior to the date hereof) from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition of the Company structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, or assist or participate in any of the foregoing. The Seller Parties shall promptly notify the Buyers of any such proposal or offer (or modification thereof) and shall provide the Buyers all the material terms and conditions thereof.

5.13. Cooperation. The Seller Parties agree to cause the Acquired Companies and their Representatives to provide, upon the reasonable request of the Buyers, and at the Buyers’ cost and expense, all reasonable cooperation in connection with the arrangement of the Financing (which, for purposes of this Section 5.13, shall include any third party debt financing arranged by the Buyers in lieu, in whole or in part, of the Financing and any post-Closing financing contemplated by the Buyers), including (i) participation in meetings, presentations, drafting sessions, and due diligence sessions, (ii) furnishing the Buyers and their respective Affiliates and its financing sources with financial and other pertinent information regarding the Acquired Companies and the Unconsolidated Entities as may be reasonably requested by the Buyers, (iii) cooperating with the marketing efforts of the Buyers and their respective financing sources for any debt to be raised to complete the transactions contemplated by this Agreement, (iv) facilitating the pledging of collateral, which pledge shall only be effective at (or following) Closing, and (v) providing and executing documents as are customary for transactions of the type contemplated by this Agreement and as may be reasonably requested by the Buyers, which documents shall only be effective at (or following) Closing.

5.14. Notice of Development. The Seller Parties may elect at any time to notify the Buyers of any development that arises after the date of this Agreement and that causes a breach of any of the representations and warranties in Section 3. Unless any Buyer has the right to terminate this Agreement pursuant to Section 8.1(d) by reason of such development, and it exercises that right within the period of ten Business Days after its receipt of such notice, then the written notice pursuant to this Section 5.14 will be deemed to have amended any applicable Schedule, to have qualified the representations and warranties contained in Section 3, and to have cured any representation or breach of warranty that otherwise might have existed hereunder by reason of such development.

5.15. Title Insurance. If and to the extent required by Buyers’ title insurance company in connection with the issuance to such Buyers of an owner’s policy with a so called “non-imputation” endorsement in the ALTA form, each of the Acquired Companies shall deliver to the Buyers an affidavit providing that, to the best of the actual knowledge of such affiant, without independent investigation or verification, such affiant has not, within the three (3) year period immediately preceding the Closing Date, created any defects, liens or encumbrances with respect to the applicable real property owned by such party in the United States, except for (i) any matters set forth by such affiant in such affidavit, (ii) any matters of record as of the date of such affidavit and (iii) any matters disclosed on a title insurance commitment or title insurance policy issued by such title insurance company, or otherwise known to such title insurance company. Seller shall execute each such affidavit for the purpose of guarantying the obligations of each affiant thereunder; provided, however, that each such affidavit shall expressly limit the aggregate liability of all of the Acquired Companies and the Seller under the affidavits to a total sum of $100,000.

5.16. Assignment. The Seller Parties shall, and shall cause their respective Affiliates to, assign to the Company, effective at or prior to the Closing, any and all confidentiality agreements, non-disclosure agreements and other similar Contractual Obligations entered into in respect of the proposed sale of the Acquired Companies (collectively, the “Confidentiality Undertakings”).

5.17. Transaction Structure. During the fifteen (15) day period following the date hereof, the Seller Parties agree to consider and negotiate reasonably and in good faith all reasonable proposals of the Buyers to modify the Contemplated Transactions, the Restructuring and/or the other transactions contemplated hereby to the extent such proposals are reasonably intended to provide more favorable tax, financing, cash management, governance or reporting conditions or to otherwise provide a material benefit to the Buyers and/or the Acquired Companies. The Seller Parties shall not unreasonably withhold, delay or condition any consent to any modification of this Agreement necessary to effect any such proposal if such proposal does not directly or indirectly (A) (x) reduce the Seller Parties’ after tax realization of the Aggregate Purchase Price, or (y) increase the costs of or impose any obligations or liabilities on any Seller Party, unless the Buyers compensate the Seller Parties for all such Losses and/or costs and fully indemnify the Seller Parties for such obligations or liabilities, (B) cause (in the reasonable determination of the Parent in good faith) the Closing to occur any time after the date set forth in Section 8.1(b), or (C) cause the Seller Parties to be in breach of or default under any representation, warranty, or covenant contained in this Agreement or any of the Ancillary Agreements, unless the Buyers irrevocably waive any such breach or default and agree to indemnify the Seller Parties and the Acquired Companies for any Third Party Claim directly or indirectly caused therefrom.

5.18. Insurance Matters.

5.18.1. With respect to any event that occurs on or before the Closing Date that gives rise to a claim or claims under any occurrence-based Liability Policy of the Seller Parties (each a “Pre-Closing Insurance Claim”), the Seller Parties shall cooperate or cause its Affiliates to cooperate in a commercially reasonable manner in the making of any such Pre-Closing Insurance Claim under any of the applicable Liability Policies, if any, but the Seller Parties, by taking on this obligation, make no representations or warranties that any particular claim is covered under any of the Liability Policies. The cooperation described above shall not require the Seller Parties to bear any material expense in the investigation or submission of any Pre-Closing Insurance Claim nor shall it require the Seller Parties to fund or participate, as a party or non-party, in any litigation and/or arbitration and/or mediation against any insurance carrier regarding any Pre-Closing Insurance Claim, except to the extent such matters are otherwise subject to indemnification hereunder. Further, with respect to any such Pre-Closing Insurance Claim, following the Closing, no Seller Party shall be responsible for the payment of any deductible and/or any self-insured retention under any such occurrence-based Liability Policies.

5.18.2. For a period of six (6) years from and after the Closing Date, the Seller Parties shall not take, or fail to take, any action that would have the effect of eliminating or decreasing in any material respect the level or scope of coverage under the Seller Parties’ Directors’ and Officers’ Liability insurance policies covering officers and directors of the Acquired Companies prior to the Closing with respect to any claims arising out of occurrences prior to the Closing Date.

5.19. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 6 and Section 7).

5.20. Access to Information; Continuing Disclosure. Subject to any Legal Requirement, for a period of six (6) years from and after the Closing, Buyer shall upon reasonable prior written notice (a) furnish to the Parent material financial and accounting data and other similar information relating to any period prior to the Closing reasonably requested by the Parent and (b) cause the Acquired Companies to provide the Parent with, reasonable access, at reasonable times and upon reasonable notice during normal business hours, to the employees of the Acquired Companies to answer reasonable inquiries of the Seller Parties that relate to the information provided pursuant to clause (a) above. None of the Acquired Companies shall be required to take any action that would constitute a waiver of the attorney-client privilege or a violation of Legal Requirement. All information furnished pursuant to this Section 5.20 shall be subject to the terms of the Restrictive Covenants Agreement of even date herewith between the Parent and the Buyers.

5.21. A&E Opco LLC. The Buyers hereby covenant and agree to cause A&E Opco LLC to become a Subsidiary of the Company immediately after the Closing, and the Buyers hereby acknowledge that certain of the Seller Parties representations and warranties contained in Section 3 are dependent upon the occurrence of such event.

5.22. Release of Parent Guaranty. Within 90 days after the Closing, the Buyer and Acquired Companies hereby agree to cause the Parent to be irrevocably released in full and without any liability or cost from the guaranty set forth on Schedule O.

6.	CONDITIONS TO BUYERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Buyers to consummate the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing, each of which may be waived (as a condition to its obligations) by the Buyers in writing in its absolute discretion:

6.1. Representations and Warranties. The representations and warranties of the Seller Parties set forth in Section 3.5.1 shall be true and correct in all respects as of the Closing Date. The representations and warranties of the Seller Parties set forth in Section 3.1.1, Section 3.2.1 and Section 3.19 shall be true and correct except for de minimis matters as of the Closing Date. All other representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), in each case, except for breaches as to matters that, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations or warranties, all “Material Adverse Effect” qualifiers and other materiality qualifications contained in such representations and warranties shall be disregarded).

6.2. Performance. The Seller Parties will have performed and complied, in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Seller Parties at or prior to the Closing. The Seller Parties shall have delivered to the Buyers a certificate signed by an executive officer of each Seller Party familiar with the Contemplated Transactions, dated the Closing Date, to the effect set forth in Section 6.1 and Section 6.2.

6.3. Qualifications. There shall be no provision of any applicable Legal Requirement and no Government Order that prohibits the consummation of any of the Contemplated Transactions.

6.4. Absence of Litigation. There shall not be any Government Order in effect which would prevent consummation of any of the Contemplated Transactions or which would result in any of the Contemplated Transactions being rescinded following consummation.

6.5. Consents, etc. The Material Third-Party Consents will have been obtained. Each of the agreements and arrangements set forth on Schedule H shall have been terminated and evidence reasonably satisfactory to the Buyers shall have been delivered to the Buyers not less than one (1) Business Day prior to Closing.

6.6. Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions, and all actions reasonably necessary to effect the pre-Closing corporate restructuring described on Schedule 5.1(c), and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyers and their counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

6.7. FIRPTA Certificate. Seller shall deliver to the Buyers at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

6.8. Restrictive Covenants Agreement. The Restrictive Covenants Agreement shall be in full force and effect (other than such provisions, which by their terms are not effective until the Closing). Parent shall not have notified the Buyers of its intention to repudiate, in whole or in part, the Restrictive Covenants Agreement and the Parent shall not have committed any material breach of any of the terms of the Restrictive Covenants Agreement.

6.9. Employment Agreements. Upon the Closing, each of the Employment Agreements shall be in full force and effect and each employee who is a party to an Employment Agreement shall, absent death or Disability, be ready, willing and able to commence employment thereunder.

6.10. Resignations. The Buyers shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries that (i) prior to Closing was also an employee of either Seller Party, or (ii) is set forth on Schedule I.

6.11. Assignment. Parent shall have assigned to the Company, effective as of the Closing, all of its rights under each of the Confidentiality Undertakings.

6.12. No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, either individually or in the aggregate, that constitutes a Material Adverse Effect.

7.	CONDITIONS TO THE OBLIGATIONS OF THE SELLER PARTIES AT THE CLOSING.

The obligations of the Seller Parties to consummate the Closing is subject to the fulfillment of each of the following conditions prior to the Closing, each of which may be waived (as a condition to its obligations) by the Seller Parties in writing in their absolute discretion:

7.1. Representations and Warranties. The representations and warranties of the Buyers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations or warranties, all “Material Adverse Effect” qualifiers and other materiality qualifications contained in such representations and warranties shall be disregarded).

7.2. Performance. The Buyers will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyers at or prior to the Closing. The Buyers shall have delivered to the Seller Parties a certificate signed by an executive officer of the Buyers familiar with the Contemplated Transactions, dated the Closing Date, to the effect set forth in Section 7.1 and this Section 7.2.

7.3. Qualifications. There shall be no provision of any applicable Legal Requirement and no Government Order that prohibits the consummation of any of the Contemplated Transactions

7.4. Absence of Litigation. There shall not be any Government Order in effect which would prevent consummation of any of the Contemplated Transactions or which would result in any of the Contemplated Transactions being rescinded following consummation.

8.	TERMINATION.

8.1. Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Party by providing written notice to the other at any time after December 31, 2011 if the Closing will not have occurred by reason of the failure of any condition set forth in Section 6, in the case of the Buyers, or Section 7, in the case of the Seller Parties, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the terminating Party);

(c) by either Party if a final nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(d) by the Buyers if either (i) there will be a breach in any material respect of, or inaccuracy in any material respect in, any representation or warranty of Seller contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyers’ right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Company or any Seller Party will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, in each case, which inaccuracy, breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 6 and cannot be or has not been cured on or before ten (10) Business Days after the Buyers notify the Seller Parties of such inaccuracy, breach or violation; provided, however, that in the case of clauses (i) and (ii), that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if any Buyer is also then in breach of any representation or warranty or any covenant or other agreement contained herein, which inaccuracy, breach or violation would give rise, or could reasonable expected to give rise, to a failure of a condition set forth in Section 7 or the Closing to occur; or

(e) by the Seller Parties if either (i) there will be a breach in any material respect of, or inaccuracy in any material respect in, any representation or warranty of the Buyers contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the right of the Seller Parties to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) any Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, in each case which inaccuracy, breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and cannot be or has not been cured on or before ten (10) Business Days after the Seller Parties notify the Buyers of such inaccuracy breach or violation; provided, however, that in the case of clauses (i) and (ii), that the Seller Parties shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if any Seller Party is also then in breach of any representation or warranty or any covenant or other agreement contained herein, which inaccuracy, breach or violation would give rise, or could reasonable expected to give rise, to a failure of a condition set forth in Section 6 or the Closing to occur.

8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions of Sections 5.4 (Expenses), 5.5 (Publicity), 10.1 (Notices), 10.7 (Severability), 10.9 (Governing Law), 10.10 (Jurisdiction) and 10.12 (Waiver of Jury Trial)) will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

9.	INDEMNIFICATION.

9.1. Indemnification by the Seller Parties.

9.1.1. Subject to the limitations set forth in this Section 9, the Seller Parties, jointly and severally, will indemnify and hold harmless the Buyers and each of their respective Affiliates (including, following the Closing, each Acquired Company), and Representatives and Affiliates and Representatives of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Liabilities, losses, damages, including any costs incurred in connection with mitigating such losses or damages (excluding any (i) punitive, exemplary, special, or consequential damages, to the extent they are not a component of a third-party claim, or (ii) lost profits to the extent that they did not directly arise from, or were not reasonably foreseeable as a result of, the matter giving rise to the indemnity claim), fees, costs and expenses (in each case, including reasonable third-party, out-of-pocket costs and expenses of investigations and including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a) any breach of, or inaccuracy in, any representation or warranty as of the date hereof or as of the Closing Date made by any Seller Party in this Agreement;

(b) any breach, violation or default in performance by any Seller Party of any covenant, obligation or other agreement of any Seller Party (including under this Section 9) in or pursuant to this Agreement or any Ancillary Agreement; or

(c) any Losses arising out of or related to (A) the Discontinued Facilities, (B) environmental claims arising from any facility sold, any facility abandoned, and/or any facility where operations have otherwise been ceased, by any Acquired Company or any predecessor thereof, in each case, during the fifteen (15) year period prior to the date hereof, (C) any ERISA Affiliate Liability and (D) any Liability, obligations or commitments with respect to Company Continuing Employees within Parent’s Supplemental Executive Retirement Plan and Flexible Deferral Plan.

9.1.2. Notwithstanding any provision of this Agreement to the contrary, (a) the Seller Parties will have no obligation to indemnify any Buyer Indemnified Person pursuant to Section 9.1.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless (x) any individual Loss, or group of related Losses unless such Loss, or group of related Losses exceeds $25,000 (with any Losses under such threshold not counting toward the limitation set forth in clause (y) below) and (y) the aggregate amount of all such Losses incurred or suffered by Buyer Indemnified Persons exceeds $900,000 (at which point the Seller Parties will indemnify Buyer Indemnified Persons for any amount of all such Losses in excess thereof), and (b) the aggregate liability of the Seller Parties in respect of claims for indemnification pursuant to Section 9.1.1(a), Section 9.1.1(c)(B) and Section 9.1.1(c)(C) solely as it relates to any ERISA Affiliate Liability that is attributable to any Unconsolidated Entity will not exceed $13,500,000; provided, however, that the limitations contained in this Section 9.1.2 shall not apply to (i) a breach of any Fundamental Representation or (ii) a breach of Section 3.12 (Tax Matters).

9.2. Indemnity by the Buyers.

9.2.1. Subject to the limitations set forth in this Section 9, the Buyers jointly and severally will indemnify and hold harmless each of the Seller Parties and their respective Affiliates (including, prior to the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of, or inaccuracy in, any representation or warranty as of the date hereof or as of the Closing Date made by any Buyer in this Agreement;

(b) any breach or violation or default in performance by any Buyer of any covenant of such Buyer (including under this Section 9) in or pursuant to this Agreement or any Ancillary Agreement; or

(c) any Liability, obligations or commitments arising from or relating to the participation by Savings Plan Employees in the Parent Savings Plan during the period from the Closing Date to the Savings Plan Transfer Date (other than any Liability, obligations or commitments arising from or relating to (i) circumstances described in Section 9.1.1(a) or (b), or (ii) any violation of by a party other than a Buyer Indemnified Person of Legal Requirements with respect to the Parent Savings Plan).

9.2.2. Notwithstanding any provision of this Agreement to the contrary, the Buyers will have no obligation to indemnify Seller Indemnified Persons pursuant to Section 9.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by Seller Indemnified Persons exceeds $100,000 (at which point the Buyers will indemnify Seller Indemnified Persons for any amount of all such Losses in excess thereof).

9.3. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.1.1(a), Section 9.1.1(c)(B) or 9.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party prior to (i) the fourth anniversary, solely with respect to the representations and warranties set forth in Section 3.14 (Environmental Matters) or a claim made pursuant to Section 9.1.1(c)(B), (ii) 60 days after the end of the applicable statutes of limitation relating to such matters, solely with respect to the representations and warranties set forth in Section 3.12 (Tax Matters) and Section 3.13 (Employee Benefit Plans), or (iii) the 18-month anniversary of the Closing Date with respect to all other representations and warranties set forth herein (other than the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authority), 3.5 (Capitalization), 3.19 (Brokers), 3.6.4 (Domestic Debt) and 3.6.5 (Capital Expenditures) (collectively, the “Fundamental Representations”) for which no time limit shall apply with respect to making a claim or instituting a suit related thereto). No time limit shall apply with respect to any claim made or suit instituted seeking indemnification pursuant to Sections 9.1.1(b), 9.1.1(c) (other than Section 9.1.1(c)(B) for which the applicable limit set forth above shall apply) or 9.2.1(b).

9.4. Third Party Claims.

9.4.1. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim against an Indemnifying Party under this Section 9, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually and materially prejudices the Indemnifying Party.

9.4.2. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 9.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and that no such Losses when combined reasonably with all other Losses for settled and/or outstanding claims would reasonably be expected to result in Losses that exceed $15,000,000, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

9.4.3. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of

Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

9.4.4. If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 9.4.2 within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 9.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.4.5. The Buyers and each of Seller Parties, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 10.10 are incorporated herein by reference, mutatis mutandis.

9.5. Calculation of Losses.

9.5.1. The amount of any Losses subject to indemnification under this Section 9 shall be net any amounts actually recovered by the Party seeking indemnification or its Affiliates (the “Indemnified Party”) under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Party against whom indemnity is sought (the “Indemnifying Party”), then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses or costs incurred by such Indemnified Party by reason of making such claim or collecting such amount. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under this Section 9.

9.5.2. The Indemnifying Party shall not be liable under this Section 9 for any Losses relating to any matter if and only to the extent that (a) there is included in the calculation of Working Capital a liability or reserve for such matter that was not included in the calculation of the Working Capital Target or (b) the Indemnified Party has otherwise been compensated for such matter pursuant to the adjustments described in Section 2.5. The Indemnifying Party shall not be liable under this Section 9 for any Losses relating to the inadequate accrual of any Tax Liability to the extent that the liability or reserve included in the calculation of Working Capital for any and all other Taxes exceeds the actual Liability of the Acquired Companies for such other Taxes.

9.5.3. Each Indemnified Party must mitigate in accordance with applicable law any Loss for which such Indemnified Party seeks indemnification under this Agreement.

9.5.4. The Indemnifying Party shall not be liable under this Section 9 for any Losses relating to the investigation, control or remediation of Hazardous Substances on the Real Property pursuant to Environmental Laws (i) unless the Losses (A) are necessary to meet the requirements of any applicable Environmental Law or to meet the demands of any applicable Governmental Authority and (B) result from use of the most reasonable and cost-effective methods available under the circumstances, in each case based on the industrial or commercial use of the applicable Real Property as of the Closing Date or (ii) to the extent the matter resulting in such Losses is identified as a result of any sampling, testing or other invasive analysis on the Real Property by Buyer or any Person acting under Buyer’s direction, unless (and then only to the extent) such sampling, testing or other invasive analysis was required by any applicable Environmental Law or applicable Governmental Authority, or was undertaken in the Ordinary Course of Business by Buyer in connection with the use, occupancy, expansion, demolition or decommissioning of the operations on the Real Property. To the extent necessary to achieve the purposes set forth in this Section, each Party hereto agrees that engineering or institutional controls and deed or other restrictions are each a reasonable cost-effective method, so long as such control or restriction does not limit the industrial or commercial activities being performed on the applicable Real Property as of the Closing Date except for limitations of an inconsequential nature. With respect to any Losses for which any Indemnified Party seeks indemnification relating to any investigation, remediation or other actions relating to Hazardous Substances or environmental matters, the Indemnifying Party shall be entitled to control and appoint lead counsel or consultants for such defense, investigation, remedial or other action, and the Indemnified Party shall be entitled to participate in the defense thereof, in each case at its own expense and shall cooperate, and cause its Affiliates to cooperate, with the Indemnifying Party in connection therewith, as may be reasonably requested by the Indemnifying Party.

9.5.5. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are reasonably necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment, except where such assignment or the enforcement of rights thereunder could reasonably be expected to result in further Losses to any Indemnified Party including the loss of any benefits under any insurance policy.

9.5.6. For purposes of this Section 9, the representations, warranties, covenants and other agreements contained in this Agreement shall be deemed to have been made without any qualification as to materiality, Material Adverse Effect or similar qualifications. All indemnification payments made pursuant to this Agreement shall be made, together with interest, from the date that the indemnification payment becomes payable pursuant to the terms of this Agreement to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence.

9.6. Tax Treatment of Indemnity Payments. The Seller Parties and the Buyers agree to treat any indemnity payment made pursuant to this Section 9 as an adjustment to the US Purchase Price or Non-US Purchase Price, as applicable, for federal, state, local and foreign Tax purposes to the extent permitted by applicable law.

9.7. Tax Benefit. Any payment made by any Indemnifying Party hereunder shall be paid net of any Tax benefit (whether by refund, overpayment, credit, or reduction in Taxes otherwise payable) actually realized by an Indemnified Party and any tax cost actually incurred as a result of the receipt of any indemnity payment by an Indemnified Party (a “Net Tax Benefit”). To the extent such Net Tax Benefit is not realized during, or prior to, the taxable year in which such Loss is incurred, the Indemnified Party shall annually certify to the Indemnifying Party the Net Tax Benefit, if any, realized by the Indemnified Party or any of its Affiliates during or with respect to the five (5) calendar years following the year in which such Loss was incurred, and shall remit to the Indemnifying Party the amount of any such Net Tax Benefit within ten (10) days after the date of realization. The Buyers shall have no obligation to pay any Net Tax Benefits to the Seller that are realized after such five year period. The Parties shall use commercially reasonable efforts to structure indemnity payments to avoid incurring tax costs by the Buyers on the receipt thereof.

9.8. Exclusivity. After the Closing, and except with respect to claims arising out of fraud, intentional misrepresentation or willful misconduct, the enforcement specifically of any covenant requiring performance following the Closing or claims for equitable relief, this Section 9 will provide the exclusive remedy for any Indemnified Party for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

9.9. Specified Lease. If (i) as of the Closing the Seller Parties have not obtained the required consent of the counterparty to the Specified Lease, and (ii) as a result of such failure any of the Buyers or the Acquired Companies incur any Losses, the Seller Parties shall reimburse the Buyers and/or the Acquired Companies for any and all such Losses, including all Losses incurred in connection with shipping any products to customers or relocating to a new facility; provided, however, that the aggregate amount for which the Seller Parties shall be liable under this Section 9.9 shall be limited to $400,000.

10.	MISCELLANEOUS

10.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile or e-mail (in which case, it will be effective on the same day as dispatched or sent provided that receipt is confirmed electronically)

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address listed below:

If to the US Buyer of the Non-US Buyer:

c/o KPS Capital Partners, LP

485 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Michael Psaros

Fax No.: (646) 307-7115

E-Mail: mpsaros@KPSFund.com

with a copy (which copy shall not constitute notice to the US Buyer or the Non-US Buyer, as the case may be) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Carl L. Reisner

Fax No.: (212) 492-0017

E-Mail: creisner@PaulWeiss.com

If to the Seller Parties:

Ruddick Corporation

301 South Tryon Street, Suite 1800

Charlotte, NC 28202

Attention: Chief Financial Officer

Fax No.:

E-Mail:

with a copy (which copy shall not constitute notice to the Seller Parties) to:

McGuireWoods LLP

201 North Tryon Street

Charlotte, NC 28202

Attention: Harrison L. Marshall, Jr.

Fax No.: (704) 343-2300

E-Mail: hmarshall@mcguirewoods.com

Each of the parties to this Agreement may specify different address, facsimile number or e-mail address by giving notice in accordance with this Section 10.1 to each of the other parties hereto.

10.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that any Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or, solely with respect to the period following the Closing, to any purchaser of all or substantially all the assets of such Buyer or any such assignee of such Buyer; (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); or (iii) collaterally assign its rights under this Agreement to any financial or lending institution providing financing to Buyer or any Affiliate of such Buyer. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

10.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

10.4. Entire Agreement. This Agreement, together with the NDA, the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

10.5. Schedules; Listed Documents, etc. If an item is disclosed in any part of any Schedule and the existence of such item or its contents are relevant to any other Schedule, then such item will be deemed to be disclosed in such other Schedule to the extent such item or its contents would be reasonably understood on its face to apply to the information called for by such other

Schedule; provided, however, that no such disclosure shall be deemed an admission as to the materiality of any item so disclosed.

10.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

10.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.8. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

10.9. Governing Law. This Agreement, the rights of the Parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.10. Jurisdiction; Venue; Service of Process.

10.10.1. Subject to the provisions of Section 2.5.5, each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.10.2. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party agrees to bring such Actions only in the State of Delaware. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

10.10.3. Each Party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.11. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

10.12. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.13. Conversion of Seller. The Parties hereby acknowledge and agree that (i) at some point prior to the Closing, the Seller might convert into a Delaware limited liability company, (ii) that nothing contained in this Agreement prohibits such conversion and such conversion will not cause any Seller Party to be in breach of any of the terms of this Agreement and (iii) that the term “Seller” as defined herein, shall include the Seller, as so converted.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

AMERICAN & EFIRD U.S. HOLDINGS, INC.

By:	/S/ MICHAEL PSAROS
Name:	Michael Psaros
Title:	President

AMERICAN & EFIRD COÖPERATIEVE U.A.

By:	/S/ MICHAEL PSAROS
Name:	Michael Psaros
Title:	Director

[Signature Page to Unit Purchase Agreement]

RUDDICK OPERATING COMPANY

By:	/S/ RONALD H. VOLGER
Name:	Ronald H. Volger
Title:	Vice President

RUDDICK CORPORATION

By:	/S/ JOHN WOODLIEF
Name:	John Woodlief
Title:	Vice President – Finance and Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

EXHIBIT A

Acquired Companies:

Country/Jurisdiction of Organization:
American & Efird Enterprises, Inc.	North Carolina, USA
American & Efird (G.B.) Limited	England
American & Efird International (Europe) B.V.	Netherlands
American & Efird Italia S.p.A.	Italy
American & Efird (Polaska) Sp zo.o.	Poland
American & Efird (H.K.) Limited	Hong Kong
Hengmei Spinning Company, Limited	China
American & Efird Canada Incorporated	Canada
American & Efird de Mexico, S.A. de C.V.	Mexico
American & Efird Mills (S) Pte. Ltd.	Singapore
Hilos A&E de Costa Rica, S.A.	Costa Rica
Hilos A&E de El Salvador, S.A. de C.V.	El Salvador
Hilos A&E Dominicana, Ltd.	Cayman Islands
Hilos American & Efird de Honduras, S.A. de C.V.	Honduras
A&E Iplik Sanayi ve Ticaret Anonim Sirketi	Turkey
Hilos A&E de Colombia S.A.	Colombia
AESA Trading (Proprietary) Limited	South Africa
Bieze Stork B.V.	Netherlands
A&E Netherlands B.V.	Netherlands
American & Efird Guatemala, S.A.	Guatemala
American & Efird (A&E Europe), sukanci d.o.o.	Slovenia
Dongguan Dongmei Thread Mfg. Co. Ltd.	China
American & Efird Vietnam Company Limited	Vietnam
Hilos American & Efird de Mexico, S.A. de C.V.	Mexico
Servicios American & Efird de Mexico, S.A. de C.V.	Mexico
American & Efird (Malaysia) SDN. BHD.	Malaysia
Distribuidora A&E de Costa Rica, S.A.	Costa Rica
Exportadora A&E de Costa Rica, S.A.	Costa Rica
Compania Comercial A&E Guatemala, S.A.	Guatemala
American & Efird (Haiti), S.A.	Haiti
Texta d.o.o.	Slovenia
Precious Gallery SDN. BHD.	Malaysia
A&E Opco LLC*	Delaware

*	A&E Opco LLC to be formed in connection with the Restructuring.

EXHIBIT B

Unconsolidated Entities:

Country/Jurisdiction of Organization:
American and Efird Lanka (Private) Ltd.	Sri Lanka
American & Efird (Bangladesh) Ltd.	Bangladesh
Linhas Bonfio S.A.	Brazil
Vardhman Yarns and Threads Limited	India
Huamei Thread Company Limited	China